                                                FILED PURSUANT TO RULE 424(b)(5)
                               REGISTRATION STATEMENT NO. 333-47302/333-47302-01

PROSPECTUS SUPPLEMENT
(To prospectus dated October 30, 2000)

                      8,000,000 Trust Preferred Securities
                                                    [LOGO OF PUGET SOUND ENERGY]

                      Puget Sound Energy Capital Trust II

           8.40% Trust Originated Preferred SecuritiesSM ("TOPrSSM")
                (Liquidation Amount $25 Per Preferred Security)
         Fully And Unconditionally Guaranteed, As Described Herein, By

                           Puget Sound Energy, Inc.

                                 ------------

                                  The Trust:

  Puget Sound Energy Capital Trust II is a Delaware business trust that will:

  .  sell trust preferred securities to the public;

  .  sell common securities to Puget Sound Energy;

  . use the proceeds from these sales to buy an equal principal amount of 8.40% subordinated debentures due June 30, 2041 of Puget Sound Energy; and

  . distribute the cash payments it receives from Puget Sound Energy on the debentures to the holders of the trust preferred securities and the common securities.

                            Quarterly Distributions:

  . For each trust preferred security that you own, you will receive cumulative cash distributions accumulating from May 24, 2001, at an annual rate of 8.40% of the liquidation amount of $25 per trust preferred security, on March 30, June 30, September 30 and December 30 of each year, beginning September 30, 2001.

  . Puget Sound Energy may defer interest payments on the subordinated debentures on one or more occasions for up to 20 consecutive quarterly periods. If Puget Sound Energy does defer interest payments, the trust will also defer payments of distributions on the trust preferred securities to you. However, deferred distributions will themselves accumulate distributions at an annual rate of 8.40% (to the extent permitted by law).

                              Optional Redemption:

  . The trust may redeem some or all of the trust preferred securities at times discussed herein at a redemption price equal to $25 per trust preferred security plus accumulated distributions, if any.

                              Puget Sound Energy:

  . Puget Sound Energy will effectively guarantee, fully and unconditionally, the payment by the trust of amounts due on the trust preferred securities as discussed in this prospectus supplement and in the accompanying base prospectus.

  The trust plans to list the trust preferred securities on the New York Stock Exchange under the symbol "PSD Pr." Trading on the New York Stock Exchange is expected to commence within 30 days after the trust preferred securities are first issued.

  Investing in the trust preferred securities involves certain risks which are described in the "Risk Factors" section beginning on page S-7 of this prospectus supplement.

                                                        Per TOPrS    Total
                                                        ---------    -----
   Public offering price (1)...........................  $25.00   $200,000,000
   Underwriting commission to be paid by Puget Sound
    Energy.............................................  $.7875     $6,300,000
   Proceeds, before expenses, to the trust.............  $25.00   $200,000,000

  (1) Plus accrued distributions from May 24, 2001, if settlement occurs after that date

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The trust preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about May 24, 2001.

                                 ------------

Merrill Lynch & Co.       Morgan Stanley Dean Witter        Salomon Smith Barney

JPMorgan          U.S. Bancorp Piper Jaffray        Wells Fargo Investments, LLC

                                 ------------

            The date of this prospectus supplement is May 18, 2001.
-------
SM"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                          Prospectus Supplement                           Page
                          ---------------------                           ----
Summary Information -- Q&A...............................................  S-3
Risk Factors.............................................................  S-7
Special Note Regarding Forward-Looking Statements........................ S-10
Puget Sound Energy....................................................... S-10
Puget Sound Energy Capital Trust II...................................... S-11
Capitalization........................................................... S-12
Accounting Treatment..................................................... S-13
Use of Proceeds.......................................................... S-13
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and
 Preferred Dividends..................................................... S-13
Selected Financial Data of Puget Sound Energy............................ S-14
Description of Securities................................................ S-15
Certain United States Federal Income Tax Consequences.................... S-23
ERISA Considerations..................................................... S-27
Underwriting............................................................. S-29
Legal Matters............................................................ S-32
Experts.................................................................. S-32

                                Prospectus                                  Page
                                ----------                                  ----
Where You Can Find More Information........................................   3
Puget Sound Energy.........................................................   4
Puget Sound Energy Capital Trust II........................................   4
Use of Proceeds............................................................   6
Ratios of Earnings to Fixed Charges........................................   6
Description of Securities..................................................   7
Plan of Distribution.......................................................  27
Legal Opinions.............................................................  29
Experts....................................................................  29

                               ----------------

  You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus is accurate as of the date on the front cover of this prospectus supplement and the accompanying base prospectus, respectively. Puget Sound Energy's business, financial condition, results of operations and prospects may have changed since such dates.

  The following information concerning Puget Sound Energy, the trust, the trust preferred securities, the guarantee and the subordinated debentures adds to, and should be read in conjunction with, the information contained in the accompanying base prospectus.

                           SUMMARY INFORMATION -- Q&A

  This prospectus supplement and the accompanying base prospectus should be read together. This summary highlights selected information from this prospectus supplement and the accompanying base prospectus to help you understand the trust preferred securities. You should carefully read this prospectus supplement and the accompanying base prospectus to understand fully the terms of the trust preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the trust preferred securities. You should pay special attention to the "Risk Factors" section beginning on page S-7 of this prospectus supplement to determine whether an investment in the trust preferred securities is appropriate for you.

  For your convenience, we make reference to sections in this prospectus supplement and the accompanying base prospectus for more detailed information regarding some of the terms and concepts used throughout this prospectus supplement.

What are the trust preferred securities?

  Each trust preferred security represents an undivided beneficial interest in the assets of the trust. The underwriters are offering trust preferred securities at a public offering price of $25 for each trust preferred security. See "Underwriting" in this prospectus supplement.

Who is the trust?

  Puget Sound Energy Capital Trust II is a Delaware business trust. The trust will sell its trust preferred securities to the public and its common securities to Puget Sound Energy. The trust will use the proceeds from these sales to buy a series of 8.40% subordinated debentures due June 30, 2041 from Puget Sound Energy with the same economic terms as the trust preferred securities.

  There will be four trustees of the trust. Two of the trustees are employees or officers of Puget Sound Energy, referred to as the "regular trustees." Bank One Trust Company, N.A. will act as the property trustee of the trust and Bank One Delaware, Inc. will act as the Delaware trustee, in each case until removed or replaced by the holder of the common securities. For the purposes of compliance with the provisions of the Trust Indenture Act, Bank One Trust Company will also act as indenture trustee under the guarantee.

Who is Puget Sound Energy?

  Puget Sound Energy is an investor-owned public utility incorporated in the State of Washington, furnishing electric and gas service in a territory covering approximately 6,000 square miles, principally in the Puget Sound region of Washington State.

  On January 1, 2001, Puget Sound Energy reorganized into a holding company structure. This reorganization resulted in the creation of a new holding company, Puget Energy, Inc. Puget Energy was incorporated in the State of Washington and all of its operations are conducted through its subsidiaries.

  Pursuant to the reorganization, Puget Energy became the owner of all Puget Sound Energy's outstanding common stock. Holders of Puget Sound Energy's existing common stock exchanged their stock on a one-for-one basis for common stock of Puget Energy. Puget Energy is a public utility holding company under the Public Utility Holding Company Act of 1935 but is exempt from registration under such Act. In addition to its ownership of Puget Sound Energy, Puget Energy also owns InfrastruX Group, Inc., a Washington corporation. InfrastruX is a holding company for businesses that provide infrastructure services to the utility industry.

  At March 31, 2001, Puget Sound Energy had 2,605 aggregate full-time-equivalent utility employees. Our executive office is located at 411-108th Avenue NE, Bellevue, Washington 98004-5515, and our telephone number is (425) 454-6363.

When will you receive quarterly distributions on the trust preferred securities?

  If you purchase the trust preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of 8.40% of the liquidation amount of $25 per trust preferred security. Distributions will accumulate from May 24, 2001 and will be payable quarterly in arrears on March 30, June 30, September 30, and December 30 each year, beginning September 30, 2001.

When can payment of your distributions be deferred?

  Puget Sound Energy may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the debentures has occurred and is continuing. See "Description of Securities -- Certain terms of the debentures -- Option to extend interest payment period" in this prospectus supplement. A deferral of interest payments cannot extend beyond the stated maturity date of the debentures (which is June 30, 2041).

  If Puget Sound Energy defers interest payments on the debentures, the trust will also defer its distributions on the trust preferred securities to you. During this deferral period, distributions will continue to accumulate on the trust preferred securities at an annual rate of 8.40% of the liquidation amount of $25 per trust preferred security. Also, the deferred distributions will themselves accumulate distributions at an annual rate of 8.40% (to the extent permitted by law). Once Puget Sound Energy makes all deferred interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

  During any period in which Puget Sound Energy defers interest payments on the debentures, Puget Sound Energy will not, with some exceptions, be permitted to:

  . pay a dividend or make any other payment or distribution on its capital stock;

  . redeem, purchase or make a liquidation payment on any of its capital stock; or

  . make a principal, premium or interest payment, or repurchase or redeem, any of its debt securities that rank equal with or junior to the debentures.

  If Puget Sound Energy defers interest payments on the debentures, you will be required to accrue interest income for United States federal income tax purposes before you receive cash distributions. See "Certain United States Federal Income Tax Consequences" and "Risk Factors -- Ability to defer distributions has tax consequences for you and may affect the trading price of the trust preferred securities" in this prospectus supplement.

When can the trust redeem the trust preferred securities?

  The trust will redeem all the outstanding trust preferred securities when the debentures are paid either at maturity on June 30, 2041, or upon early redemption.

  Puget Sound Energy will repay the debentures at maturity on June 30, 2041. Puget Sound Energy may redeem, before their maturity at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest to the date of redemption:

  . all or some of the debentures on one or more occasions anytime on or after June 30, 2006; or

  . all but not less than all of the debentures before June 30, 2006, if certain changes in tax or investment company law occur or will occur within 90 days (each of which is a special event). See "Description of Securities -- Certain terms of the trust preferred securities -- Special event redemption" in this prospectus supplement.

  If Puget Sound Energy redeems any debentures before their maturity, the trust will use the cash it receives on the redemption of the debentures to redeem, proportionately, trust preferred securities and common securities having a total liquidation amount equal to the total principal amount of the debentures redeemed, unless an event of default under the amended and restated declaration of trust has occurred and is continuing. In such a case, the trust preferred securities will be redeemed before any common securities. An event of default with respect to the debentures or the guarantee constitutes an event of default under the trust agreement. See "Description of Securities -- Trust Preferred Securities -- Effect of Obligations Under the Debt Securities and the Guarantees" and "The Guarantee -- Events of Default" in the accompanying base prospectus for a description of an event of default in respect of the debentures and the guarantee, respectively. The redemption price will be equal to $25 per security plus any accumulated distributions.

What is the nature of Puget Sound Energy's guarantee of the trust preferred securities?

  Puget Sound Energy will fully and unconditionally guarantee the trust preferred securities through a combination of its obligations:

  .  to make payments on the debentures;

  .  under its guarantee of the trust preferred securities; and

  .  under the trust agreement and its subordinated indenture.

  If Puget Sound Energy does not make a required payment on the debentures, the trust will not have sufficient funds to make the related payment on the trust preferred securities. The guarantee does not cover payments on the trust preferred securities when the trust does not have sufficient funds to make such payments. Puget Sound Energy's obligations under the debentures are junior to its obligations to make payments on its senior indebtedness, and Puget Sound Energy's obligations under the guarantee are junior to its obligations to make payments on its senior indebtedness in the same manner as the debentures. See "Risk Factors -- Puget Sound Energy's obligations under the debentures and the guarantee are subordinated" in this prospectus supplement.

When can the debentures be distributed to you?

  Puget Sound Energy, as the sponsor of the trust, has the right to dissolve the trust at any time. If Puget Sound Energy exercises this right to dissolve the trust, the trust, after satisfying any creditors it has, will be liquidated by distribution of the debentures to holders of the trust preferred securities and the common securities.

What happens if the trust is dissolved and the debentures are not distributed?

  The trust may also be dissolved in circumstances where the debentures will not be distributed to you. In those situations, after satisfying any of its creditors, the trust will be obligated to pay in cash the liquidation amount of $25 for each trust preferred security plus accumulated distributions to the date such payment is made. The trust will be able to make this liquidation distribution only if the debentures are paid or redeemed by Puget Sound Energy.

Will the trust preferred securities be listed on a stock exchange?

  The trust will apply to have the trust preferred securities listed on the New York Stock Exchange under the symbol "PSD Pr." If approved for listing, trading of the trust preferred securities on the New York Stock Exchange is expected to commence within 30 days after the trust preferred securities are first issued. You should be aware that the listing of the trust preferred securities will not necessarily ensure that a liquid trading market will be available for the trust preferred securities.

  If the trust distributes the debentures, Puget Sound Energy will use its best efforts to list them on the New York Stock Exchange or any other exchange or other organization on which the trust preferred securities are then listed.

In what form will the trust preferred securities be issued?

  The trust preferred securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of, The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for your trust preferred securities. Instead, you will hold your interest through DTC's book-entry-only system. The trust expects that the trust preferred securities will be ready for delivery through DTC on or about May 24, 2001.

                                  RISK FACTORS

  Your investment in the trust preferred securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before deciding whether an investment in the trust preferred securities is suitable for you. The risks described below are not the only ones facing the trust and Puget Sound Energy. Additional risks not presently known to the trust and Puget Sound Energy or that they currently deem immaterial may also impair Puget Sound Energy's business.

Puget Sound Energy's obligations under the debentures and the guarantee are subordinated

  Puget Sound Energy's obligations under the debentures are unsecured and will rank junior in priority of payment to Puget Sound Energy's senior indebtedness. This means that Puget Sound Energy may not make any payments of principal or interest on the debentures if it defaults on a payment on its senior indebtedness. For more information on the subordination provisions, see "Description of Securities -- Certain terms of the debentures" in this prospectus supplement. In the event of the bankruptcy, liquidation or dissolution of Puget Sound Energy, its assets would be available to pay obligations under the debentures only after all payments had been made on its senior indebtedness. If on March 31, 2001, Puget Sound Energy and the trust had issued and sold the trust preferred securities and the debentures and applied the estimated net proceeds thereof as described in this prospectus supplement, the total amount of Puget Sound Energy's senior indebtedness would have been approximately $2.38 billion. See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

  Puget Sound Energy's obligations under the guarantee are unsecured and will rank in priority of payment as follows:

  . junior to all of Puget Sound Energy's senior indebtedness in the same manner as the debentures; and

  . equally with certain guarantees previously issued by Puget Sound Energy with respect to certain trust preferred securities and with all other guarantees of securities issued by affiliates of Puget Sound Energy similar to the trust preferred securities issued by the trust.

  This means that Puget Sound Energy cannot make any payments on the guarantee if it defaults on a payment of any of its senior indebtedness. In the event of the bankruptcy, liquidation or dissolution of Puget Sound Energy, its assets would be available to pay obligations under the guarantee only after all payments had been made on its senior indebtedness.

  Neither the debentures nor the guarantee will limit the ability of Puget Sound Energy and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the guarantee.

  For more information, see "Description of Securities -- Certain terms of the debentures -- Subordination" in this prospectus supplement and "Description of Securities -- The Guarantee" in the accompanying base prospectus.

The guarantee covers payments only if the trust has cash available

  The ability of the trust to pay distributions on the trust preferred securities, the redemption price of the trust preferred securities and the liquidation amount of each trust preferred security is solely dependent on Puget Sound Energy making the related payments on the debentures when due. If Puget Sound Energy defaults on its obligation to pay principal (including redemption payments) or interest on the debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each trust preferred security. In those circumstances, you will not be able to rely on the guarantee for payment of these amounts because the guarantee covers such payment only when the trust has sufficient funds on hand but fails to make such payment.

  Instead, you may:

  . seek legal redress against Puget Sound Energy directly or seek other remedies to collect your proportionate share of payments owed; or

  . rely on the property trustee to enforce the trust's rights under the debentures.

Ability to defer distributions has tax consequences for you and may affect the trading price of the trust preferred securities

  So long as no event of default under the debentures has occurred and is continuing, Puget Sound Energy may, on one or more occasions, defer interest payments to the trust on the debentures as described in this prospectus supplement. See "Description of Securities -- Certain terms of the debentures -- Option to extend interest payment period" in this prospectus supplement. If Puget Sound Energy defers interest payments on the debentures, the trust will defer distributions on the trust preferred securities to you during any deferral period. If Puget Sound Energy defers interest payments on the debentures, you will be required to accrue interest income, as original issue discount or "OID," in respect of the deferred stated interest allocable to your share of the trust preferred securities for United States federal income tax purposes. As a result, you will include such income in gross income for United States federal income tax purposes prior to the receipt of any cash distributions. In addition, you will not receive cash from the trust related to such income if you dispose of your trust preferred securities prior to the record date on which distributions of such amounts are made.

  Puget Sound Energy has no current intention of deferring interest payments on the debentures. However, if Puget Sound Energy exercises its right to do so in the future, the trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the trust preferred securities. In addition, the existence of Puget Sound Energy's right to defer payments of interest on the debentures may mean that the market price for the trust preferred securities (which represent an undivided beneficial interest in the debentures) may be more volatile than other securities that do not have this right.

  See "Certain United States Federal Income Tax Consequences" in this prospectus supplement for more information.

Trust preferred securities may be redeemed before June 30, 2006, if a special event occurs

  Upon the occurrence of a special event before June 30, 2006, Puget Sound Energy may redeem all but not less than all of the debentures. The redemption price will equal 100% of the principal amount of the debentures plus any accrued and unpaid interest to the redemption date. The trust will use the cash it receives on any such redemption of the debentures to redeem an equivalent liquidation amount of the trust preferred securities and the common securities on a proportionate basis, unless an event of default under the trust agreement has occurred and is continuing. In such a case, the trust preferred securities will be redeemed before any common securities.

  See "Description of Securities -- Certain terms of the trust preferred securities -- Special event redemption" in this prospectus supplement for more information.

Trust preferred securities may be redeemed on or after June 30, 2006, at Puget Sound Energy's option

  At Puget Sound Energy's option, some or all of the debentures may be redeemed at any time on or after June 30, 2006, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Description of Securities -- Certain Terms of the Debentures-- Redemption" in this prospectus supplement. You should assume that Puget Sound Energy will exercise its redemption option when prevailing interest rates at the time are lower than the interest rate on the debentures, so that the redemption proceeds generally will not be able to be reinvested in a comparable security at as high a rate. If Puget Sound Energy exercises such redemption option, the trust will use the cash it receives upon the redemption of the debentures to redeem an equivalent liquidation amount of the trust preferred securities and the common securities on a proportionate basis, unless an event of default under the trust agreement has occurred and is continuing. In such a case, the trust preferred securities will be redeemed before any common securities.

  See "Description of Securities -- Certain terms of the trust preferred securities -- Redemption" in this prospectus supplement for more information.

Distribution of debentures may have a possible adverse effect on trading price

  Puget Sound Energy has the right to dissolve the trust at any time. If Puget Sound Energy exercises this right, the trust, after satisfying any creditors it has, will be liquidated by distribution of the debentures to holders of the trust preferred securities and the common securities. Under current United States federal income tax laws, a distribution of debentures to you on the dissolution of the trust would not be a taxable event to you. See "Certain United States Federal Income Tax Consequences -- Receipt of debentures or cash upon liquidation of the trust" in this prospectus supplement for more information.

  Puget Sound Energy has no current intention of causing the dissolution of the trust and the distribution of the debentures. However, there are no restrictions on its ability to do so at any time. Puget Sound Energy anticipates that it would consider exercising this right in the event that expenses associated with maintaining the trust became substantially greater than currently expected, such as if a special event occurred. Puget Sound Energy cannot predict the other circumstances under which this right would be exercised.

  Although Puget Sound Energy will use its best efforts to list the debentures on the New York Stock Exchange (or any other exchange or organization on which the trust preferred securities are then listed) if they are distributed, we cannot assure you that the debentures will be approved for listing or that a liquid trading market for the debentures will be available.

  Puget Sound Energy cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the trust preferred securities.

  Because you may receive debentures, you should make an investment decision with regard to the debentures in addition to the trust preferred securities. You should carefully review all the information regarding the debentures contained in this prospectus supplement and the accompanying base prospectus. See "Certain United States Federal Income Tax Consequences -- Receipt of debentures or cash upon liquidation of the trust" in this prospectus supplement for more information.

Limited voting rights

  You will have limited voting rights. In general, unless an event of default under the trust agreement has occurred and is continuing, only Puget Sound Energy may elect or remove any of the trustees, and in no event may holders of the trust preferred securities remove the regular trustees.

  See "Puget Energy Company Trusts" in the accompanying base prospectus and "Description of Securities -- Certain terms of the trust preferred securities -- Voting rights" in this prospectus supplement for more information.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  On one or more occasions, Puget Sound Energy may make statements regarding Puget Sound Energy's assumptions, projections, expectations, intentions or beliefs about future events.

  Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "will likely result," "will continue" or similar expressions identify forward-looking statements.

  Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Puget Sound Energy's expectations, beliefs and projections are expressed in good faith and are believed by Puget Sound Energy to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that Puget Sound Energy's projections will be achieved or accomplished.

  In addition to other factors and matters discussed elsewhere in Puget Sound Energy's most recent quarterly and annual reports that it files with the SEC, and which are incorporated by reference into the registration statement of which this prospectus supplement forms a part, some important factors that could cause actual results or outcomes for Puget Sound Energy to differ materially from those discussed in forward-looking statements include:

  . prevailing legislative developments, governmental policies and regulatory actions with respect to allowed rates of return, financing, or industry and rate structures;

  .  weather and hydro-electric conditions;

  .  wholesale energy prices;

  .  effect of competition;

  . changes in and compliance with environmental and endangered species laws and policies;

  .  population growth rates and demographic patterns;

  .  capital market conditions; and

  .  legal and regulatory proceedings.

  Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Puget Sound Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on its business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                               PUGET SOUND ENERGY

  Puget Sound Energy is an investor-owned public utility incorporated in the State of Washington, furnishing electric and gas service in a territory covering approximately 6,000 square miles, principally in the Puget Sound region of Washington State.

  On January 1, 2001, Puget Sound Energy reorganized into a holding company structure. This reorganization resulted in the creation of a new holding company, Puget Energy, Inc. Puget Energy was incorporated in the State of Washington and all of its operations are conducted through its subsidiaries.

  Pursuant to the reorganization, Puget Energy became the owner of all Puget Sound Energy's outstanding common stock. Holders of Puget Sound Energy's existing common stock exchanged their stock on a one-for-one basis for common stock of Puget Energy. Puget Energy is a public utility holding company under the Public Utility Holding Company Act of 1935 but is exempt from registration under such Act. In addition to its ownership of Puget Sound Energy, Puget Energy also owns InfrastruX Group, Inc., a Washington corporation. InfrastruX is a holding company for businesses that provide infrastructure services to the utility industry.

  As of March 31, 2001, Puget Sound Energy had approximately 927,236 electric customers, consisting of 821,533 residential, 99,981 commercial, 4,037 industrial and approximately 1,685 other electric customers, and approximately 595,027 gas customers, consisting of 545,051 residential, 47,002 commercial, 2,862 industrial and approximately 112 gas transportation customers. For the 12 months ended March 31, 2001, Puget Sound Energy added approximately 15,641 electric customers and approximately 18,126 gas customers, representing annualized growth rates of 1.7% and 3.1%, respectively. During the 12 months ended March 31, 2001, Puget Sound Energy's billed retail revenues from electric utility operations were derived 19.4% from residential customers, 16.2% from commercial customers, 12.9% from industrial customers, 49.2% from sales to other utilities and marketers and 2.3% from other customers, and Puget Sound Energy's billed retail revenues from gas utility operations were derived 60.8% from residential customers, 30.5% from commercial customers, 5.6% from industrial customers and 3.1% from other customers. During this period, the largest customer accounted for 2.4% of Puget Sound Energy's utility operating revenues.

  Gross electric utility plant at March 31, 2001, was approximately $4.1 billion, which consisted of 48.7% distribution, 26.6% generation, 15.0% transmission and 9.7% general plant and other. Gross gas utility plant at March 31, 2001, was approximately $1.5 billion, which consisted of 84.7% distribution, 5.5% transmission and 9.8% general plant and other. Gross common utility plant at March 31, 2001 was approximately $359 million, which consisted of general plant and other.

  At March 31, 2001, Puget Sound Energy had 2,605 aggregate full-time-equivalent utility employees. Puget Sound Energy's executive office is located at 411-108th Avenue NE, Bellevue, Washington 98004-5515, and our telephone number is (425) 454-6363.

                      PUGET SOUND ENERGY CAPITAL TRUST II

General

  The trust is a statutory business trust created under Delaware law pursuant to a declaration of trust and a certificate of trust, as filed with the Secretary of State of the State of Delaware on October 3, 2000. The declaration of trust will be amended and restated in its entirety, referred to as the "declaration" or the "trust agreement," substantially in the form filed with the SEC by Puget Sound Energy and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part. The declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the trust preferred securities, the purchasers thereof will own all the trust preferred securities. Puget Sound Energy will directly or indirectly acquire common securities in a total liquidation amount equal to at least 3% of the total capital of the trust and will own all the issued and outstanding common securities. The trust exists for the exclusive purposes of:

  . issuing the trust preferred securities and the common securities representing undivided beneficial interests in the assets of the trust;

  . investing the gross proceeds of the trust preferred securities and the common securities in the debentures; and

  . engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

  The trust has a term of approximately 55 years, but may be terminated earlier as provided in the declaration.

  Pursuant to the declaration, the number of trustees initially will be four. Two of the trustees are employees or officers of Puget Sound Energy. Bank One Trust Company, N.A. will serve as property trustee under the declaration and as indenture trustee for the purposes of the Trust Indenture Act. Bank One Delaware, Inc. will act as the Delaware trustee. The property trustee and the Delaware trustee may at any time be removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, Bank One Trust Company will also act as indenture trustee under the guarantee. See "Description of Securities -- The Guarantee" in the accompanying base prospectus.

  The property trustee will hold title to the debentures for the benefit of the trust and the holders of the trust preferred securities and common securities. So long as the debentures are held by the trust, the property trustee will have the power to exercise all rights, powers and privileges of a holder of debentures under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the trust preferred securities and common securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust preferred securities and common securities out of funds from the property account. Bank One Trust Company will hold the guarantee for the benefit of the holders of the trust preferred securities. Puget Sound Energy, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee (subject to the limitations set forth in the declaration) and to increase or decrease the number of trustees. Puget Sound Energy will pay all fees, expenses, debts and obligations (other than with respect to the trust preferred securities and common securities) related to the trust and the offering of the trust preferred securities.

  The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the declaration, the Delaware Business Trust Act, the indenture and the Trust Indenture Act. See "Description of Securities -- Certain terms of the trust preferred securities" in this prospectus supplement.

                                 CAPITALIZATION

  The following table sets forth the unaudited consolidated short-term debt and capitalization of Puget Sound Energy as of March 31, 2001, and as adjusted to give effect to the consummation of the offering of the trust preferred securities and the application of the proceeds thereof. See "Use of Proceeds" in this prospectus supplement. The following data should be read in conjunction with the consolidated financial statements and notes thereto of Puget Sound Energy incorporated by reference herein as described in "Where You Can Find More Information" in the accompanying base prospectus.

                                                                 At March 31,
                                                                     2001
                                                                ---------------
                                                                          As
                                                                Actual Adjusted
                                                                ------ --------
                                                                  In Millions
                                                                  (Unaudited)
Short-term debt (includes notes payable and current portion of long-term debt and capital leases)...........................  $  440  $  247
Capitalization:
 Long-term debt (excluding current maturities)................   2,161   2,161
 Company-obligated mandatorily redeemable preferred securities of:
   Puget Sound Energy Capital Trust I.........................     100     100
   Puget Sound Energy Capital Trust II (1)....................       0     200
 Preferred stock subject to mandatory redemption..............      51      51
 Preferred stock not subject to mandatory redemption..........      60      60
 Common equity................................................   1,685   1,685
                                                                ------  ------
   Total short-term debt and capitalization...................  $4,497  $4,504
                                                                ======  ======

--------
(1) As described in this prospectus supplement, the sole assets of the trust will be 8.40% subordinated debentures due June 30, 2041 of Puget Sound Energy with an aggregate principal amount of $200,000,000, and upon redemption of such debt, the trust preferred securities will be mandatorily redeemed.

                              ACCOUNTING TREATMENT

  The financial statements of the trust will be reflected in Puget Sound Energy's consolidated financial statements, with the trust preferred securities shown as "Company-obligated mandatorily redeemable preferred securities of subsidiaries." In a footnote to Puget Sound Energy's audited consolidated financial statements, there will be a statement that the trust is wholly owned by Puget Sound Energy and that the sole assets of the trust are the debentures (indicating the principal amount, interest rate and maturity date thereof).

                                USE OF PROCEEDS

  The proceeds to the trust (without giving effect to expenses of the offering payable by Puget Sound Energy or any compensation payable to the underwriters) from the offering of the trust preferred securities will be $200 million. All the proceeds from the sale of the trust preferred securities will be invested by the trust in the debentures.

  Puget Sound Energy expects to receive approximately $193 million in net proceeds from the sale of the debentures, after deducting the underwriting discount and commission and the estimated offering expenses. See "Underwriting--General" and "Commissions and Discounts" in this prospectus supplement. Puget Sound Energy intends to use a portion of the net proceeds from the sale of the debentures to repay the outstanding balance of a 120-day unsecured revolving credit facility of up to $125 million that Puget Sound Energy entered into with Merrill Lynch Capital Corporation in February 2001. Merrill Lynch Capital Corporation is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, a managing underwriter for this offering. At March 31, 2001, Puget Sound Energy had $125 million of borrowings outstanding under the facility at a weighted average interest rate of 5.95%. Puget Sound Energy intends to use the remaining portion of the net proceeds from the sale of the debentures to reduce other short-term debt. At March 31, 2001, the weighted average maturity date of Puget Sound Energy's approximately $286 million of outstanding short-term debt, other than the Merrill Lynch revolving credit facility, was approximately 10.1 days and the weighted average interest rate was approximately 5.96%.

                   RATIOS OF EARNINGS TO FIXED CHARGES AND TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

  The following table sets forth Puget Sound Energy's ratios of earnings to fixed charges and to combined fixed charges and preferred dividends for the respective periods.

                                     Twelve Months
                                    Ended March 31, Years Ended December 31,
                                    --------------- ------------------------
                                     2001    2000   2000 1999 1998 1997 1996(1)
                                    ------- ------- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges
 (2)(3)...........................     2.7x    2.7x 2.7x 2.7x 2.8x 2.5x 3.1x
Ratio of earnings to combined
 fixed charges and preferred
 dividends (2)(3).................     2.5x    2.5x 2.5x 2.5x 2.5x 2.0x 2.5x

--------
(1) The ratios for the years ended December 31, 1997 and 1996 include charges incurred in connection with Puget Sound Energy's merger with Washington Energy Company and its principal subsidiary, Washington Natural Gas Company. Had such charges been excluded from earnings, the ratio of earnings to fixed charges for such periods would have been 2.9x and 3.2x, respectively, and the ratio of earnings to combined fixed charges and preferred dividends would have been 2.4x and 2.5x, respectively.

(2) As a result of the merger, each of Puget Sound Energy's ratios reflects the combined operations of Puget Sound Energy and Washington Energy Company. Because Washington Energy Company's fiscal year ended September 30, the combined ratios for the year ended December 31, 1996 reflect the fiscal year ended December 31 for Puget Sound Energy and September 30 for Washington Energy Company.

(3) For purposes of computing the ratios, earnings represent income from continuing operations plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the appropriate portion of rent expense representative of the interest factor.

                 SELECTED FINANCIAL DATA OF PUGET SOUND ENERGY

  The following table presents selected financial data of Puget Sound Energy for the periods indicated and is qualified in its entirety by the information appearing elsewhere in this prospectus supplement and by the information and financial statements incorporated in this prospectus supplement by reference.

                          Three Months Ended
                               March 31,                         Year Ended December 31,
                         ------------------------ ------------------------------------------------------
                            2001          2000       2000       1999       1998       1997       1996
                         ----------    ---------- ---------- ---------- ---------- ---------- ----------
                              (unaudited)
                                            (in thousands, except per share data)
Income Statement Data
 (1)
 Operating revenues..... $1,091,324    $  647,223 $3,441,672 $2,066,630 $1,923,856 $1,681,528 $1,652,265
 Operating income.......    130,111       115,885    363,872    310,132    295,098    210,638    282,876
 Income from continuing
  operations............     72,879        78,192    193,831    185,567    169,612    125,698    167,351
 Preferred stock
  dividend
  requirements..........      2,157         2,303      8,994     11,065     13,003     17,335     22,181
 Income available for
  common stock..........     70,722        75,889    184,837    174,502    156,609    108,363    145,170
 Earnings per share
  from continuing
  operations............        -- (2)       0.89       2.16       2.06       1.85       1.28       1.72
 Earnings per share.....        -- (2)       0.89       2.16       2.06       1.85       1.25       1.70

Balance Sheet Data
 Total assets........... $5,792,637    $5,117,914 $5,556,669 $5,145,606 $4,709,687 $4,493,306 $4,230,855
 Long-term debt (3).....  2,160,801     1,914,783  2,170,797  1,783,139  1,475,106  1,412,153  1,166,601
 Short-term debt (4)....    439,898       446,113    397,316    652,332    557,905    423,538    398,184
 Preferred stock:
   Not subject to
    mandatory
    redemption..........     60,000        60,000     60,000     60,000     95,075     95,488    215,000
   Subject to mandatory
    redemption (5)......     50,662        58,162     58,162     65,662     73,162     78,134     87,839
 Common Equity..........  1,685,403     1,426,241  1,426,640  1,379,073  1,352,680  1,358,077  1,378,377

--------
(1) Puget Sound Energy's fiscal year ends on December 31. Washington Energy Company's fiscal year ended on September 30. The unaudited summary financial data for the year ended December 31, 1996 reflects fiscal years ended December 31 for Puget Sound Energy and September 30 for Washington Energy Company.
(2) Effective January 1, 2001, Puget Sound Energy became a wholly-owned subsidiary of Puget Energy and, accordingly, no longer reports earnings per share information.
(3) Excludes long-term debt maturities due within one year.
(4) Includes long-term debt maturities due within one year.
(5) Includes amounts due within one year.

                           DESCRIPTION OF SECURITIES

  This prospectus supplement and the accompanying base prospectus contain the material terms and conditions for these securities. However, the summaries in this prospectus supplement are not meant to be a complete description of the trust preferred securities, the debentures or the guarantee. For more information, refer to the trust agreement, the indenture and the guarantee. Prior to the closing of this offering, forms of these documents will be filed with the SEC by Puget Sound Energy as exhibits to a Current Report on Form 8-K and will be incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus are a part. All terms used in this prospectus supplement and the accompanying base prospectus that are not defined in this prospectus supplement and the accompanying base prospectus have the meanings given to them in the trust agreement, the indenture and the guarantee.

Certain terms of the trust preferred securities

 Distributions

  The trust preferred securities represent undivided beneficial interests in the assets of the trust. The only assets of the trust will be the debentures. Distributions on the trust preferred securities are cumulative and will accumulate from May 24, 2001, at the annual rate of 8.40% of the $25 liquidation amount of each trust preferred security. Distributions will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning September 30, 2001. Distributions not paid when due will themselves accumulate distributions at the annual rate of 8.40% (to the extent permitted by law). When we refer to any payment of distributions, any such additional distributions are included. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed in such 90-day quarterly period.

  If distributions are payable on a date that is not a business day (as defined below), payment will be made on the next business day (and without any interest or other payment in respect of such delay). However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York, New York, are authorized or required by law or executive order to close.

 Deferral of distributions

  So long as no event of default has occurred and is continuing under the debentures, Puget Sound Energy may, on one or more occasions, defer interest payments on the debentures to the trust for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend beyond the stated maturity date of the debentures on June 30, 2041. If Puget Sound Energy defers interest payments on the debentures, the trust will also defer quarterly distributions on the trust preferred securities to you. During a deferral period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accumulate distributions at the rate stated above (to the extent permitted by law).

  Once Puget Sound Energy makes all deferred interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

  Puget Sound Energy has no current intention of deferring interest payments on the debentures. If Puget Sound Energy defers interest payments on the debentures, Puget Sound Energy will be subject to certain restrictions relating to the payment of dividends on or redemption of its capital stock and payments on its debt securities that rank equal with or junior to the debentures. See "Certain terms of the debentures -- Option to extend interest payment period" in this prospectus supplement.

 Payment of distributions

  Distributions on the trust preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. As long as the trust preferred securities are represented by a global security, the record date for the payment of distributions will be one business day before the relevant payment date. If the trust preferred securities are ever issued in certificated form, the record date for the payment of distributions will be the fifteenth day of the last month of each quarterly distribution period, even if that day is not a business day.

  As long as the trust preferred securities are represented by a global security, payments on the trust preferred securities will be made in immediately available funds to DTC, the depositary for the trust preferred securities. If the trust preferred securities are ever issued in certificated form, payment of distributions on the trust preferred securities will be made by check mailed on or before the due date to the holders thereof on the relevant record date.

 Redemption

  Puget Sound Energy will repay the debentures at maturity on June 30, 2041. Puget Sound Energy may, before their maturity, redeem:

  . all or some of the debentures on one or more occasions anytime on or after June 30, 2006; and

  . all but not less than all the debentures before June 30, 2006, if certain changes in tax or investment company law occur or will occur within 90 days (each of which is referred to as a "special event" and is more fully described under "Certain terms of the trust preferred securities -- Special event redemption" in this prospectus supplement).

  When Puget Sound Energy repays some or all of the debentures, either at maturity on June 30, 2041 or upon early redemption, the trust will use the cash it receives upon the redemption of the debentures to redeem a like liquidation amount of the trust preferred securities and, unless an event of default under the trust agreement has occurred and is continuing, the common securities. The trust preferred securities and common securities (if applicable) will be redeemed at a price equal to their liquidation amount of $25 per security plus accumulated distributions. The redemption price for the debentures is 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Certain terms of the debentures -- Redemption" in this prospectus supplement.

  If less than all the trust preferred securities and common securities are to be redeemed in situations where common securities may be redeemed consistent with the provisions described under "Subordination of common securities" in this prospectus supplement, then the total liquidation amount of trust preferred securities and common securities to be redeemed will be allocated proportionately based on the liquidation amount of the trust preferred securities and the common securities.

 Special event redemption

  Upon the occurrence of a tax event or an investment company event, each as defined below, Puget Sound Energy may redeem all but not less than all the debentures within 90 days following the occurrence of the event, which is referred to as a special event.

  "Tax event" means that the trust has received an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that:

  . the trust is or, within 90 days of the date of such opinion, would be subject to United States federal income tax with respect to interest accrued or received on the debentures;

  . interest payable by Puget Sound Energy on the debentures is not or, within 90 days of the date of such opinion, would not be deductible by Puget Sound Energy in whole or in part for United States federal income tax purposes; or

  . the trust is or, within 90 days of the date of such opinion, would be subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

  In order to constitute a "tax event," the events listed in the bullets above must be the result of an

  . amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation where such amendment or change becomes effective on or after the date of this prospectus supplement; or

  . official or administrative pronouncement or action, or judicial decision, interpreting or applying such laws or regulations where such pronouncement, action or decision is announced or occurs on or after the date of this prospectus supplement.

  "Investment company event" means that the trust has received an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law, which change becomes effective on or after the date of this prospectus supplement.

 Redemption procedures

  The trust will give you at least 30 days', but not more than 60 days', written notice before any redemption of trust preferred securities. To the extent funds are available for payment, the trust will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the trust preferred securities being redeemed. The trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the trust preferred securities. Distributions to be paid on or before the redemption date for any trust preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

  Once notice of redemption is given and funds are irrevocably deposited, distributions on the trust preferred securities will cease to accumulate immediately prior to the close of business on the redemption date and all rights of the holders of the trust preferred securities called for redemption will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

  If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay).

  If payment of the redemption amount for any trust preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by Puget Sound Energy, distributions on the trust preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

  In compliance with applicable law (including the United States federal securities laws), Puget Sound Energy or its affiliates may, at any time, purchase outstanding trust preferred securities by tender, in the open market, or by private agreement.

 Events of default

  An event of default under the indenture constitutes an event of default under the declaration with respect to the trust preferred securities; provided, however, that pursuant to the declaration, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any declaration event of default with respect to the trust preferred securities has been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the declaration, and therefore the indenture.

  Upon the occurrence of a declaration event of default, the indenture trustee or the property trustee will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable.

 Voting rights

  Subject to the requirement of the property trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of the next paragraph, the holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred on the property trustee under the declaration, including the right to direct the property trustee, as holder of the debentures, to:

  . exercise the remedies available under the indenture with respect to the debentures,

  . waive any past indenture event of default that is waivable under the indenture, or

  . exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable, or consent to any amendment, modification or termination of the indenture or the debentures, where such consent should be required.

  However, where a consent or action under the indenture would require the consent or act of the holders of greater than a majority in principal amount of debentures affected thereby, the property trustee may only give such consent or take such action at the written direction of the holders of at least the proportion in liquidation amount of the trust preferred securities that the relevant super-majority represents of the total principal amount of the debentures outstanding. The property trustee shall notify all holders of the trust preferred securities of any notice of default received from the indenture trustee with respect to the debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in the bullet points above unless the property trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes.

  In the event the consent of the property trustee, as the holder of the debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture or the debentures, the property trustee will request the direction of the holders of the trust preferred securities with respect to such amendment, modification or termination. The property trustee will then vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the trust preferred securities voting together as a single class. However, where a consent under the indenture would require the consent of a super-majority, the property trustee may only give its consent at the direction of the holders of at least the proportion in liquidation amount of the trust preferred securities which the relevant super-majority represents of the total principal amount of the debentures outstanding. The property trustee shall not take any such action in accordance with the directions of the holders of the trust preferred securities unless the property trustee has obtained an opinion of tax counsel to the effect that the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

 Subordination of common securities

  Payment of distributions on, and the redemption and liquidation amount of, the trust preferred securities and the common securities will be made proportionately based on the total liquidation amounts of the trust preferred securities and the common securities. However, if an event of default under the trust agreement has occurred and is continuing, no payments may be made on the common securities unless all unpaid amounts on the trust preferred securities have been provided for or paid in full.

  If an event of default under the trust agreement has occurred and is continuing, the common securities holder will be deemed to have waived any right to take any action with respect to the event of default until the event of default has been cured, waived or eliminated. Until any event of default has been cured, waived or eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities, and these holders will have the right to direct the property trustee to act on their behalf.

 Book-entry-only issuance -- DTC

  The trust preferred securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of, DTC or its nominee. This means that the trust will not issue certificates to you for the trust preferred securities. Each global security will be issued to DTC, which will keep a computerized record of its participants, known as direct participants, whose clients have purchased the trust preferred securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Each participant will then keep a record of its clients. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

  Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its direct participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates.

  DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies, known as indirect participants, that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

  DTC has advised Puget Sound Energy and the trust that DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

  Purchases under the DTC system. When you purchase trust preferred securities through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the trust preferred securities on DTC's records. Because you actually own the trust preferred security, you are the beneficial owner. Your ownership interest will be recorded only on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the trust preferred securities. DTC's records show only the identity of the direct participants and the amount of the trust preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers.

  Payments under the DTC system. The property trustee will wire payments on the trust preferred securities to DTC's nominee. Puget Sound Energy, the trust and the property trustee will treat DTC's nominee as the owner and holder of each global security representing trust preferred securities for all purposes.

Accordingly, Puget Sound Energy, the trust and the property trustee will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

  Any redemption notices will be sent by Puget Sound Energy and the property trustee directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial owner. If less than all the trust preferred securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each direct participant to be redeemed. The direct participant will then use an appropriate method to allocate the redemption among its beneficial owners.

  It is DTC's current practice, upon receipt of any payment of distributions or liquidation or redemption amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with trust preferred securities on a record date, by using an omnibus proxy. Payments by direct participants to owners of beneficial interests in the global securities, and voting by direct participants, will be based on the customary practices between the direct participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the direct participants and not of DTC, the property trustee, Puget Sound Energy or the trust.

  Exchange of global securities. Trust preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  . DTC is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the trust within 90 days; or

  . Puget Sound Energy decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

  If the book-entry-only system is discontinued, the property trustee will keep the registration books for the trust preferred securities at its corporate office and follow the practices and procedures discussed below.

 Certificated securities -- registration and transfer

  If the trust issues certificated securities, they will be registered in the name of the security holder. The trust preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the property trustee, Bank One Trust Company, N.A., 1 Bank One Plaza, Suite IL1-0126, Chicago, Illinois 60670-0126,
Attention: Corporate Trust Administration.

Certain terms of the debentures

  The debentures will be issued as a series pursuant to a supplemental indenture or a resolution of Puget Sound Energy's board of directors or a committee thereof as provided for in the indenture.

 Subordination

  The debentures are unsecured and are junior in right of payment to all of Puget Sound Energy's senior indebtedness. Puget Sound Energy may not make any payments of principal (including redemption payments) or interest on the debentures if it defaults on a payment on its senior indebtedness. See "Subordinated Debentures" in the accompanying base prospectus for more detailed information.

  On any distribution of assets of Puget Sound Energy to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities or any bankruptcy, insolvency or similar proceedings, all principal, premium, if any, and interest due or to become due on all senior indebtedness must be paid in full before the holders of the debentures are entitled to receive or retain any payment.

  Neither the debentures nor the guarantee will limit the ability of Puget Sound Energy and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the guarantee. At March 31, 2001, as if on that date Puget Sound Energy and the trust had issued and sold the trust preferred securities and the debentures and applied the estimated net proceeds thereof as described in this prospectus supplement, the total amount of Puget Sound Energy's senior indebtedness would have been approximately $2.38 billion. See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

 Interest rate and maturity

  The debentures will mature on June 30, 2041, and will bear interest, accruing from May 24, 2001, at the annual rate of 8.40% of their principal amount, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning September 30, 2001. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 8.40% (to the extent permitted by law). When we refer to any payment of interest, interest includes such additional interest and any additional amounts, as defined below. The interest payment provisions for the debentures correspond to the distribution provisions of the trust preferred securities. The debentures do not have a sinking fund. This means that Puget Sound Energy is not required to make any principal payments prior to maturity.

 Additional sums

  If the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then Puget Sound Energy will be required to pay additional amounts on the debentures so that after the trust pays any taxes, the trust will be in the same position it would have been if it did not have to pay such taxes.

 Redemption

  Puget Sound Energy may redeem, before their maturity:

  . all or some of the debentures on one or more occasions anytime on or after June 30, 2006; or

  . all but not less than all of the debentures before June 30, 2006, upon the occurrence of a special event.

  If Puget Sound Energy decides to redeem debentures in these circumstances, the redemption price of each debenture redeemed will be equal to 100% of the principal amount of such debenture plus any accrued and unpaid interest on such debenture to the date of redemption.

 Distribution of debentures

  If the property trustee distributes the debentures to the trust preferred securities holders and common securities holder upon the dissolution and liquidation of the trust, the debentures will be issued in denominations of $25 principal amount and integral multiples thereof. Puget Sound Energy anticipates that the debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the trust preferred securities, would act as depositary for the debentures. The depositary arrangements for the debentures would be substantially similar to those in effect for the trust preferred securities.

  For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption, other notices and other matters, see "Certain terms of the trust preferred securities-- Book-entry-only issuance -- DTC" in this prospectus supplement.

 Option to extend interest payment period

  Puget Sound Energy may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods, if no event of default has occurred and is continuing with respect to the debentures. A deferral of interest payments cannot extend beyond the stated maturity date of the debentures. No interest will be due and payable on the debentures until the end of the deferral period unless the debentures are redeemed prior to such time.

  Puget Sound Energy may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption or maturity date, Puget Sound Energy will be obligated to pay all accrued and unpaid interest.

  Once Puget Sound Energy makes all interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

  During any deferral period and subject to certain exceptions, Puget Sound Energy will not be permitted to:

  . declare or pay any dividends or distributions or redeem, purchase, acquire or make a liquidation payment with respect to any shares of its capital stock;

  . make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities issued by Puget Sound Energy that rank equal with or junior to the debentures; or

  . make any guarantee payments with respect to any guarantee by Puget Sound Energy of the debt securities of Puget Sound Energy if such guarantee ranks equal with or junior to the debentures.

  Because the debentures to be issued to the trust will rank equal with all other series of junior subordinated debt securities of Puget Sound Energy initially issued to the other trusts referred to in the accompanying base prospectus or to certain other trusts, partnerships or other entities affiliated with Puget Sound Energy, during an interest deferral period, Puget Sound Energy will not be permitted to make payments on such other series of junior subordinated debt securities. Likewise, if Puget Sound Energy defers interest payments on any other of such series of junior subordinated debt securities, it is not expected that Puget Sound Energy will be permitted to make payments on the debentures.

  The restrictions described in the bullet points above will also apply if there occurs and is continuing a default or event of default under the indenture of which Puget Sound Energy has actual knowledge and in respect of which Puget Sound Energy has not taken reasonable steps to cure or if Puget Sound Energy defaults on its obligations under the guarantee.

  Puget Sound Energy will give the trust, the regular trustees, the property trustee and the indenture trustee notice if it decides to defer interest payments on the debentures. As long as the debentures are held by the trust, Puget Sound Energy will give that notice at least one business day before the earlier of:

  . the next date distributions on the trust preferred securities are payable or

  . the date the trust is required to give notice to the New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the trust preferred securities of the record date or the date distributions are payable.

  There is no limitation on the number of times that Puget Sound Energy may elect to begin an extension period. The regular trustees will give notice to the property trustee and the holders of trust preferred securities if Puget Sound Energy decides to defer interest payments on the debentures.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

  In the opinion of Perkins Coie LLP, counsel to Puget Sound Energy and special tax counsel to the trust, the following summary accurately describes the material United States federal income tax consequences of purchasing, holding and selling the trust preferred securities. Except where stated otherwise, this summary applies only to trust preferred securities held as capital assets (as defined in the Internal Revenue Code of 1986, as amended) by a U.S. Holder (as defined below) who purchases the trust preferred securities upon original issuance at their original offering price.

  This summary does not address all the tax consequences that may be relevant to a U.S. Holder or, except as stated below, any of the tax consequences to holders that may be subject to special tax treatment, including banks, thrift institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, and brokers and dealers in securities or currencies. Further, this summary does not address:

  . the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the trust preferred securities;

  . the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the trust preferred securities;

  . persons who hold the trust preferred securities in a "straddle" or as part of a "hedging," "conversion," or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

  . any state, local or foreign tax consequences of the purchase, ownership and sale of the trust preferred securities.

  Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning and selling the trust preferred securities in light of your circumstances.

  A "U.S. Holder" is a trust preferred securities holder who or which is:

  .  a citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

  . an estate if its income is subject to United States federal income taxation regardless of its source; or

  . a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

  This summary is based on the Internal Revenue Code, Treasury regulations (proposed and final) issued under the Internal Revenue Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, possibly on a retroactive basis. Any such changes may affect this summary.

 Classification of the debentures

  Puget Sound Energy intends to take the position that the debentures will be classified for United States federal income tax purposes as indebtedness of Puget Sound Energy under current law, and, by acceptance of a trust preferred security, each holder covenants to treat the debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that such position of Puget Sound Energy will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge would not be successful. A successful challenge to the classification of the debentures as indebtedness would prevent Puget Sound Energy from deducting the interest paid or accrued on the debentures for United States federal income tax purposes and could constitute a tax event. Additionally, if the interest on the debentures is not deductible it could adversely affect Puget Sound Energy's ability to make payments on the debentures. The remainder of this discussion assumes that the debentures will be classified as indebtedness of Puget Sound Energy for United States federal income tax purposes.

 Classification of the trust

  In connection with the issuance of the trust preferred securities, Perkins Coie LLP will render its opinion generally to the effect that, under current law and assuming full compliance with the terms of the trust agreement, the indenture, and certain other documents, and based on certain facts and assumptions described in the opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and not as a partnership or an association taxable as a corporation. Accordingly, for United States federal income tax purposes, you will generally be treated as the owner of an undivided interest in the assets of the trust, including the debentures. You will be required to include in ordinary income for United States federal income tax purposes your allocable share of interest (including OID, if any) paid or accrued on the debentures or gain recognized for United States federal income tax purposes with respect to its allocable share of the debentures.

 Interest income and original issue discount

  Under the Treasury regulations relating to OID, a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by Puget Sound Energy of its option to defer payments of stated interest on the debentures would prevent Puget Sound Energy from:

  . declaring dividends, or engaging in certain other capital transactions, with respect to its capital stock, or

  . making any payment on any debt securities issued by Puget Sound Energy which rank equal with or junior to the debentures,

Puget Sound Energy believes that the likelihood of its exercising the option is "remote" within the meaning of the Treasury regulations. As a result, Puget Sound Energy intends to take the position that the debentures will not be deemed to be issued with OID. Based on this position, stated interest payments on the debentures will be includible in your ordinary income at the time that such payments are received or accrued in accordance with your regular method of accounting. However, the Internal Revenue Service could take the position that the likelihood that Puget Sound Energy would exercise its right to defer payments of interest is not a "remote" contingency for purposes of the Treasury regulations relating to OID, in which case the debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest over the term of the debentures. That OID would generally be includible in your taxable income over the term of the debentures on an economic accrual basis. See "Exercise of Deferral Options."

 Exercise of deferral options

  Under Treasury regulations, if Puget Sound Energy were to exercise its option to defer the payment of interest on the debentures, the debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments on the debentures would thereafter be treated as OID, which you would be required to accrue and include in taxable income on an economic accrual basis (regardless of your method of accounting for income tax purposes) over the remaining term of the debentures (including any period of interest deferral), without regard to the timing of payments under the debentures. The amount of interest income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the debentures and the actual receipt of subsequent payments of stated interest on the debentures would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferred interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in your income would increase your adjusted tax basis in your trust preferred securities, and your actual receipt of cash payments with respect to your trust preferred securities would reduce your basis in the trust preferred securities.

 Corporate U.S. Holders

  Because the income underlying the trust preferred securities will not be classified as dividends for income tax purposes, corporate U.S. Holders of the trust preferred securities will not be entitled to a dividends-received deduction for any income recognized with respect to the trust preferred securities.

 Sales of trust preferred securities

  If you sell your trust preferred securities, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the trust preferred securities and the amount realized from the sale (generally, your selling price less any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the trust preferred securities generally will equal:

  . the initial purchase price that you paid for the trust preferred securities, plus

  . any accrued and unpaid distributions that you were required to include in income under your method of accounting or to treat as OID, less any cash distributions you received in respect of accrued interest or OID.

  Gain or loss on the sale of trust preferred securities generally will be capital gain or loss. However, to the extent of any accrued interest or OID not previously included in income, the amount realized on the sale of the trust preferred securities will be treated as ordinary income.

  The trust preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the debentures are treated as having been issued or reissued with OID) relating to the underlying debentures. As noted above, if you dispose of your trust preferred securities, you will be required to include in ordinary income for United States federal income tax purposes any portion of the amount realized that is attributable to accrued but unpaid interest or OID through the date of sale. This income inclusion will increase your adjusted tax basis in the trust preferred securities but may not be reflected in the sale price. To the extent the sale price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

 Receipt of debentures or cash upon liquidation of the trust

  If Puget Sound Energy dissolves the trust and causes the trust to distribute the debentures on a proportionate basis to you, you will not be subject to United States federal income tax as a result of the distribution. Rather, you would have an adjusted tax basis in the debentures received in the liquidation equal to the adjusted tax basis in your trust preferred securities surrendered for the debentures. Your holding period for the debentures would include the period during which you had held the trust preferred securities. If, however, the trust is classified for United States federal income tax purposes as an association that is subject to tax as a corporation at the time of the liquidation, the distribution of the debentures would constitute a taxable event to you and you would acquire a new holding period in the debentures received.

  If the debentures are redeemed for cash and the proceeds of the redemption are distributed to you in redemption of your trust preferred securities, the redemption would be treated as a sale of the trust preferred securities, in which gain or loss would be recognized, as described immediately above.

 Non-U.S. Holders

  Payments to a non-U.S. Holder will generally not be subject to withholding of income tax, provided that such holder of the trust preferred securities (a) does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of Puget Sound Energy entitled to vote,

(b) is not a controlled foreign corporation that is related to Puget Sound Energy through stock ownership and (c) is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code. To qualify for this exemption from withholding taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder, referred to as a withholding Agent, must have received in the year in which a payment of interest or principal occurs prior to such payment, or in either of the two preceding calendar years, a statement that (a) is signed by the holder of the trust preferred securities under penalties of perjury, (b) certifies that such holder is not a U.S. Holder and (c) provides the name and address of the holder. The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, and the holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If the trust preferred securities are held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the Internal Revenue Service Form W-8BEN or the substitute form provided by the holder to the organization or institution.

  A non-U.S. Holder of a trust preferred security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of trust preferred securities.

  A non-U.S. Holder that holds trust preferred securities in connection with the active conduct of a United States trade or business will be subject to United States federal income tax on all income and gains recognized with respect to its proportionate share of the subordinated debentures.

 Information reporting and backup withholding

  Generally, income on the trust preferred securities will be reported to you on Form 1099, which should be mailed to you by January 31 following each calendar year.

  Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the trust preferred securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the trust preferred securities to a U.S. Holder must be reported to the Internal Revenue Service, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of the trust preferred securities to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the Internal Revenue Service, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-United States status (and certain other conditions are met). Certification of the holder's non-United States status would be made normally on an Internal Revenue Service Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. Holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the trust preferred securities with assets of the Plan. In particular, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
Section 404(a) of ERISA and would be consistent with the documents and instruments governing the Plan.

  Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also "Plans"), from engaging in certain transactions involving "Plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax and other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for such persons (and, in the case of individual retirement accounts, the loss of tax-exempt status), unless exemptive relief is available under an applicable statutory or administrative exemption.

  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code; however, such plans may be subject to federal, state or local laws or regulations which affect their ability to invest in the trust preferred securities. Any fiduciary of such a governmental, church or foreign plan considering an investment in the trust preferred securities should determine the need for, and, if necessary, the availability of, any exemptive relief under such laws or regulations.

  Pursuant to U. S. Department of Labor ("DOL") Regulation 29 C.F.R. (S) 2510.3-101 (the "Plan Assets Regulation"), the assets of an entity in which a Plan acquires an equity interest will be deemed to be the assets of such Plan under certain circumstances. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

  Under the Plan Assets Regulation the assets of the trust will be considered to be the assets of the Plans investing in the trust preferred securities unless, among other exceptions not relevant here, (a) less than 25% of the value of each class of equity interests in the trust is held by Plans, certain employee benefit plans not subject to ERISA or Section 4975 of the Internal Revenue Code (such as governmental, church and foreign plans) and entities whose underlying assets are "Plan assets" by reason of a Plan's investment in such entities (collectively, "Benefit Plan Investors"), or (b) the trust preferred securities are "publicly-offered securities" for purposes of the Plan Assets Regulation. No assurance can be given that the value of the trust preferred securities held by Benefit Plan Investors will be less than 25% of the total value of such trust preferred securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions of this exception. In addition, no assurance can be given that the trust preferred securities will be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the common securities will be purchased and held by Puget Sound Energy.

  If the assets of the trust are deemed to be the assets of the Plans investing in the trust, then certain transactions involving the trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code with respect to one or more of these Plans. For example, if Puget Sound Energy were a Party in Interest with respect to an investing Plan (either directly or by reason of ownership of its subsidiaries), extensions of credit between Puget Sound Energy and the trust (as represented by the debentures and the guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if Puget Sound Energy were considered to be a fiduciary with respect to the trust as a result of certain powers it holds (such as the powers to remove and replace the property trustee and the regular trustees), certain operations of the trust, including the optional redemption or acceleration of the debentures, could be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Internal Revenue Code. To reduce the likelihood that these and other transactions involving the trust would be characterized as prohibited transactions, each investing Plan, by purchasing trust preferred securities, will be deemed to have directed the trust to invest in the debentures and to have appointed the property trustee.

  The DOL has issued five prohibited transaction class exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the trust preferred securities if assets of the trust were deemed to be the assets of the Plans investing in the trust as described above. Those class exemptions are PTCE 96-23 (for certain transactions effected on behalf of a Plan by an in-house asset manager), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate pooled accounts), and PTCE 84-14 (for certain transactions effected on behalf of a Plan by an independent qualified professional asset manager).

  Because Puget Sound Energy may be or become a Party in Interest with respect to an investing Plan, the trust preferred securities may not be purchased and should not be held by any Plan, any entity whose underlying assets include "Plan assets" by reason of a Plan's investment in such entity (a "Plan Asset Entity") or any person investing the assets of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption regardless of whether the assets of the trust are deemed to be the assets of the Plans investing in the trust preferred securities. Any purchaser or holder of the trust preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with the assets of any Plan, or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption with respect to such purchase or holding.

  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries and other persons considering purchasing the trust preferred securities on behalf of or with the assets of any Plan consult with their counsel regarding the potential consequences if the assets of the trust were deemed to be "Plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

  The discussion herein of ERISA is general in nature and is not intended to be complete. Any fiduciary of a plan, governmental plan, church plan or a foreign plan considering an investment in the trust preferred securities should consult with its legal advisors regarding the consequences and advisability of such investment.

  Insurance companies considering an investment in the trust preferred securities should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Internal Revenue Code. Pursuant to Section 401(c), the DOL issued Regulation 29 C.F.R. (S) 2550.401c-1 (the "General Account Regulation") in January 2000 with respect to insurance policies that are supported by an insurer's general account. The General Account Regulation describes which assets held by the insurer in its general account constitute assets of a Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and provides guidance with respect to the application of Title I of ERISA and
Section 4975 of the Internal Revenue Code to the general account assets of insurers.

                                  UNDERWRITING

General

  Subject to the terms and conditions of an underwriting agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., J.P. Morgan Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Wells Fargo Investments, LLC are acting as the representatives, has severally agreed to purchase from the trust, the number of trust preferred securities set forth opposite its name below:

                                                              Number of Trust
        Underwriter                                         Preferred Securities
        -----------                                         --------------------
   Merrill Lynch, Pierce, Fenner & Smith
               Incorporated................................      2,170,000
   Morgan Stanley & Co. Incorporated.......................      2,160,000
   Salomon Smith Barney Inc. ..............................      2,160,000
   J.P. Morgan Securities Inc. ............................        245,000
   U.S. Bancorp Piper Jaffray Inc. ........................        245,000
   Wells Fargo Investments, LLC............................        245,000
   BNY Capital Markets, Inc. ..............................         50,000
   Banc One Capital Markets, Inc. .........................         50,000
   D. A. Davidson & Co. ...................................         50,000
   Dain Rauscher Incorporated..............................         50,000
   First Union Securities, Inc.............................         50,000
   Legg Mason Wood Walker, Incorporated....................         50,000
   McDonald Investments Inc. ..............................         50,000
   Prudential Securities Incorporated......................         50,000
   Quick & Reilly, Inc. ...................................         50,000
   Charles Schwab & Co., Inc. .............................         50,000
   ABN AMRO Incorporated...................................         25,000
   BB&T Capital Markets, A division of Scott and
               Stringfellow, Inc. .........................         25,000
   Robert W. Baird & Co. Incorporated......................         25,000
   Bear, Stearns & Co. Inc. ...............................         25,000
   CIBC World Markets Corp. ...............................         25,000
   Deutsche Banc Alex. Brown Inc. .........................         25,000
   Fahnestock & Co. Inc. ..................................         25,000
   J.J.B. Hilliard, W.L. Lyons, Inc. ......................         25,000
   Morgan Keegan & Company, Inc. ..........................         25,000
   The Robinson-Humphrey Company, LLC......................         25,000
   Southwest Securities, Inc. .............................         25,000
                                                                 ---------
               Total.......................................      8,000,000
                                                                 =========

  In the underwriting agreement the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all the trust preferred securities offered hereby if any of the trust preferred securities are purchased. In the event of default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

  Puget Sound Energy and the trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters may be required to make.

  Bank One Trust Company, N.A., which acts as property trustee of the trust, as indenture trustee under the guarantee and as indenture trustee under the subordinated debt indenture, is an affiliate of Banc One Capital Markets, Inc., one of the underwriters.

  Certain of the underwriters and their affiliates have in the past and may in the future engage in transactions with, or perform services for, Puget Sound Energy in the ordinary course of their businesses.

  Puget Sound Energy will pay all expenses, estimated to be approximately $500,000, associated with the offer and sale of the trust preferred securities.

 Commissions and discounts

  The underwriters will offer the trust preferred securities directly to the public initially at $25 per trust preferred security. The underwriters may also offer the trust preferred securities to certain dealers at the above-mentioned offering price less a concession of $.50 per trust preferred security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.45 per trust preferred security to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  Because the proceeds from the sale of the trust preferred securities and the common securities will be used to purchase the debentures, Puget Sound Energy has agreed to pay to the underwriters an underwriting commission of $.7875 per trust preferred security (or a total of $6,300,000).

 New York Stock Exchange listing

  Before this offering, there was no established public trading market for the trust preferred securities. We plan to list the trust preferred securities on the New York Stock Exchange under the symbol " PSD Pr." Trading of the trust preferred securities on the New York Stock Exchange is expected to begin within 30 days of the issuance of the trust preferred securities. In order to meet all the requirements for listing the trust preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the trust preferred securities to a minimum of 400 beneficial holders. The representatives have advised Puget Sound Energy that they intend to make a market in the trust preferred securities prior to the commencement of trading on the New York Stock Exchange. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance that a liquid trading market for the trust preferred securities will be available.

 No sales of similar securities

  Puget Sound Energy and the trust have agreed that, during a period of 30 days from the date of the pricing of the trust preferred securities, they will not offer, sell, contract to sell or otherwise dispose of any trust preferred securities, any other beneficial interests of the trust or any securities of Puget Sound Energy that are substantially similar to the trust preferred securities, including the guarantee, and including, but not limited, to any securities that are convertible into or exchangeable for or that represent the right to receive trust preferred securities or any such substantially similar securities of either the trust or Puget Sound Energy (except the debentures and the trust preferred securities offered by this prospectus supplement), without the prior consent of the representatives.

 Settlement

  It is expected that delivery of the trust preferred securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the trust preferred securities.

 Price stabilization and short positions

  In connection with the sale of the trust preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the trust preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the trust preferred securities.

  The underwriters may create a short position in the trust preferred securities in connection with this offering. That means they may sell a larger number of the trust preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase trust preferred securities in the open market to reduce the short position.

  If the underwriters purchase the trust preferred securities to stabilize the price or to reduce their short position, the price of the trust preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the trust preferred securities.

  The underwriters may suspend any of these activities at any time.

 Penalty bids

  The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase trust preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the trust preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those trust preferred securities as part of this offering.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the trust agreement and the creation of the trust will be passed upon on behalf of the trust by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the trust. The validity of the senior notes, the trust preferred securities guarantee, the debentures and certain matters relating thereto will be passed upon on behalf of Puget Sound Energy by Perkins Coie LLP. Certain legal matters will be passed upon on behalf of the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. From time to time Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Puget Energy and Puget Sound Energy. Certain United States federal income taxation matters will be passed upon for Puget Sound Energy and the trust by Perkins Coie LLP.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm experts in auditing and accounting.

PROSPECTUS

                            PUGET SOUND ENERGY, INC.

                                  Senior Notes
                            Subordinated Debentures
                                   Guarantees

                                      and

                      PUGET SOUND ENERGY CAPITAL TRUST II

                           Trust Preferred Securities
                  Guaranteed to the Extent Set Forth Herein By
                            Puget Sound Energy, Inc.

                          Offering Price: $500,000,000

                               ----------------

  Puget may offer, on one or more occasions:

  . secured senior debt or unsecured subordinated debt securities consisting of notes, debentures and other unsecured evidence of indebtedness, and

  . guarantees of Puget Sound Energy with respect to trust preferred securities of Puget Sound Energy Capital Trust II.

  Puget Sound Energy Capital Trust II, which is a Delaware business trust, may offer, on one or more occasions:

  . trust preferred securities, which represent preferred undivided beneficial interests in the assets of Puget Sound Energy Capital Trust II.

  For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

  Each time we offer any of these securities, we will set forth the specific terms of these securities in one or more supplements to this prospectus. The prospectus supplement or supplements also will set forth the names of any underwriters, dealers or agents involved in the offering of the securities, the compensation of these parties and any other special terms of the offering and sale. You should read carefully this prospectus and the accompanying prospectus supplement or supplements before you invest.

  This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this prospectus is October 30, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   3

Puget Sound Energy.........................................................   4

Puget Sound Energy Capital Trust II........................................   4

Use of Proceeds............................................................   6

Ratios of Earnings to Fixed Charges........................................   6

Description of Securities..................................................   7

Plan of Distribution.......................................................  27

Legal Opinions.............................................................  29

Experts....................................................................  29

                               ----------------

  In this prospectus, "Puget" refers to Puget Sound Energy, Inc. and the "trust" refers to Puget Sound Energy Capital Trust II. "We," "us" and "our" refer to Puget Sound Energy, Inc. and Puget Sound Energy Capital Trust II.

  You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information, and if anyone does provide you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate after the date on the front cover of the applicable document. We are not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

  Puget files reports, proxy statements and other information with the Securities and Exchange Commission. These SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Puget files at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect Puget's SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

  The SEC allows us to "incorporate by reference" into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that Puget has filed previously with the SEC. These documents contain important information about Puget and its finances.

     SEC Filings (File No. 1-4393)                  Period/Date
     -----------------------------                  -----------
     Annual Report on Form 10-K.................... Year ended December 31, 1999
     Quarterly Reports on Form 10-Q................ Quarter ended March 31, 2000
                                                    Quarter ended June 30, 2000
     Current Report on Form 8-K.................... Filed February 11, 2000
                                                    Filed May 25, 2000
                                                    Filed July 3, 2000
                                                    Filed July 21, 2000

  The documents filed by Puget with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 after the date of this prospectus are also incorporated by reference into this prospectus.

  You may request a copy of these filings at no cost by writing or telephoning Puget at the following address:

  Investor Relations
  Puget Sound Energy, Inc.
  411-108th Avenue N.E.
  Bellevue, Washington 98004-5515
  (425) 454-6363

  You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. Puget has not authorized anyone to provide you with information that is different from this information.

  Separate financial statements of the trust have not been included in this prospectus. Puget and the trust do not consider such financial statements to be helpful because:

  . Puget beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the trust (other than the beneficial interests represented by the trust preferred securities). See "Puget Sound Energy Capital Trust," "Description of Securities--Trust Preferred Securities" and "Description of Securities--The Guarantee";

  . Puget will guarantee the trust preferred securities such that the holders of the trust preferred securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position with regard to the assets of Puget as a preferred shareholder of Puget;

  . in future filings under the Securities Exchange Act of 1934, an audited footnote to Puget's annual financial statements will state that the trust is wholly owned by Puget, that the sole assets of the trust are the subordinated debentures of Puget having a specified total principal amount, and that, considered together, the back-up undertakings, including the guarantees, constitute a full and unconditional guarantee by Puget of the trust's obligations under the trust preferred securities issued by the trust; and

  . the trust is a newly created special purpose entity, has no operating history, no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under "Puget Sound Energy Capital Trust."

                               PUGET SOUND ENERGY

  Puget Sound Energy, Inc., a Washington corporation, is an investor-owned public utility, furnishing electric and gas service in a territory covering approximately 6,000 square miles, principally in the Puget Sound region of Washington state.

  As of June 30, 2000, Puget had approximately 915,000 electric customers, consisting of 810,200 residential, 99,200 commercial, 4,100 industrial and approximately 1,500 other electric customers and approximately 580,000 gas customers, consisting of 532,000 residential, 45,500 commercial, 3,000 industrial and approximately 100 gas transportation customers. For the 12 months ended June 30, 2000, Puget added approximately 16,600 electric customers and approximately 25,000 gas customers, representing annualized growth rates of 1.9% and 4.6%, respectively. During the 12 months ended June 30, 2000, Puget's billed retail revenues from electric utility operations were derived 47% from residential customers, 37% from commercial customers, 14% from industrial customers and 2% from other customers, and Puget's billed retail revenues from gas utility operations were derived 60% from residential customers, 30% from commercial customers, 8% from industrial customers and 2% from other customers. During this period, the largest customer accounted for 1.8% of Puget's utility operating revenues.

  Gross electric utility plant at December 31, 1999, was approximately $ 4.0 billion, which consisted of 46% distribution, 28% generation, 15% transmission and 11% general plant and other. Gross gas utility plant at December 31, 1999, was approximately $1.4 billion, which consisted of 83% distribution, 5% transmission and 12% general plant and other.

  At December 31, 1999, Puget had 2,869 aggregate full-time-equivalent utility employees. Our executive office is located at 411-108th Avenue N.E., Bellevue, Washington 98004-5515, and our telephone number is (425) 454-6363.

                      PUGET SOUND ENERGY CAPITAL TRUST II

  Puget Sound Energy Capital Trust II is a statutory business trust created under the Delaware Business Trust Act by way of:

  . a trust agreement executed by Puget, as sponsor, and the trustee of the trust; and

  . the filing of a certificate of trust with the Secretary of State of the State of Delaware.

  At the time of public issuance of the trust preferred securities, the trust agreement will be amended and restated in its entirety and will be qualified as an indenture under the Trust Indenture Act of 1939. Puget will directly or indirectly acquire common securities of the trust in a total liquidation amount equal to approximately 3% of the total capital of the trust. The trust exists for the exclusive purposes of:

  . issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the trust;

  . investing the gross proceeds of the common securities and the trust preferred securities in the subordinated debentures; and

  .  engaging in only those other activities necessary or incidental thereto.

  The trust has a term of approximately 55 years, but may terminate earlier as provided in the amended and restated trust agreement.

  The proceeds from the offering of the trust preferred securities and the sale of the common securities may be used by the trust to purchase from Puget subordinated debentures in a total principal amount equal to the total liquidation preference of the common securities and the trust preferred securities. The Puget debentures would bear interest at an annual rate equal to the annual distribution rate of the common securities and the trust preferred securities and would have certain redemption terms which correspond to the redemption terms for the common securities and the trust preferred securities. The subordinated debentures will rank subordinate in right of payment to all of Puget's senior indebtedness (as defined in this prospectus). Distributions on the common securities and the trust preferred securities may not be made unless the trust receives corresponding interest payments on the subordinated debentures from Puget. Puget will irrevocably guarantee, on a subordinated basis and to the extent set forth in the guarantee, with respect to each of the common securities and the trust preferred securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand at the trust. Each guarantee will be unsecured and will be subordinate to all senior indebtedness of Puget. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) the trust may be liquidated and the holders of the common securities and the trust preferred securities could receive subordinated debentures in lieu of any liquidating cash distribution.

  Pursuant to the amended and restated trust agreement, the number of trustees of the trust will initially be four. Two of the trustees will be persons who are employees or officers of or who are affiliated with Puget and will be referred to as the Puget trustees. The third trustee will be a financial institution that is unaffiliated with Puget, which trustee will serve as property trustee under the amended and restated trust agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. Initially, Bank One Trust Company, N.A. will be the property trustee until removed or replaced by the holder of the common securities. For the purpose of compliance with the provisions of the Trust Indenture Act of 1939, Bank One Trust Company, N.A. will also act as guarantee trustee. The fourth trustee, Bank One Delaware, Inc., will act as the Delaware trustee for the purposes of the Delaware Business Trust Act, until removed or replaced by the holder of the common securities. See "Description of Securities--The Guarantee."

  The property trustee will hold title to the subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the subordinated debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing bank account to hold all payments made in respect of subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the common securities and the trust preferred securities out of funds from the segregated non-interest-bearing bank account. The guarantee trustee will hold the guarantees for the benefit of the holders of the common securities and the trust preferred securities. Puget, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any of the trustees. Puget will also have the right to increase or decrease the number of trustees, as long as the number of trustees shall be at least three, a majority of which shall be Puget trustees. Puget will pay all fees and expenses related to the trusts and the offering of the common securities and the trust preferred securities.

  The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the amended and restated trust agreement, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

  The Delaware trustee for the trust in the State of Delaware is Bank One Delaware, Inc., Three Christiana Center, 201 North Walnut Street, Wilmington, Delaware, 19801. The principal place of business of the trust will be c/o Puget Sound Energy, Inc. 411-108th Avenue N.E., Bellevue, Washington 98004-5515.

                                USE OF PROCEEDS

  The proceeds received by the trust from the sale of its trust preferred securities and the common securities will be invested in the subordinated debentures. As will be more specifically set forth in the applicable prospectus supplement, Puget will use those borrowed amounts and the net proceeds from the sale of senior notes offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth Puget's ratios of earnings to fixed charges for the respective periods indicated:

                                Twelve Months
                               Ended June 30,     Years Ended December 31,
                               --------------- ------------------------------
                                2000    1999   1999 1998 1997(1) 1996(1) 1995
                               ------- ------- ---- ---- ------- ------- ----
   Ratio of earnings to fixed
    charges (2)(3)............    2.7x    2.9x 2.7x 2.8x  2.5x    3.1x   2.6x

--------
(1) The ratios for the years ended December 31, 1997 and 1996 include charges incurred in connection with Puget's merger with Washington Energy Company and its principal subsidiary, Washington Natural Gas Company. Had such charges been excluded from earnings, the ratios of earnings to fixed charges for such periods would have been 2.9x and 3.2x, respectively.

(2) As a result of the merger, each of Puget's ratios reflects the combined operations of Puget and the Washington Energy Company. Because the Washington Energy Company's fiscal year ended September 30, the combined ratios for the two years ended December 31, 1996 reflect the fiscal years ended December 31 for Puget and September 30 for the Washington Energy Company.

(3) For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

                           DESCRIPTION OF SECURITIES

Introduction

  Specific terms of the debt securities consisting of the senior notes and subordinated debentures, or the trust preferred securities, or any combination of these securities and the irrevocable guarantees of Puget with respect to each of the common securities and the preferred securities of the trust, for which this prospectus is being delivered, will be set forth in an accompanying prospectus supplement or supplements. The prospectus supplement will set forth with regard to the particular offered securities, without limitation, the following:

  . in the case of debt securities, the designation, total principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of Puget, if any, to defer payment or interest on the debt securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; and

  . in the case of trust preferred securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the trust preferred securities including a description of the Puget guarantee.

Debt Securities

  Senior notes will be issued under a senior note indenture. The subordinated debentures will be issued under a subordinated debt indenture. The senior note indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures."

  The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Puget or the applicable trustee.

  Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior note indenture will be State Street Bank and Trust Company and the trustee under the subordinated debt indenture will be Bank One Trust Company, N.A.

 General

  The indentures provide that debt securities of Puget may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Puget.

  Federal income tax consequences and other special considerations applicable to any debt securities issued by Puget at a discount will be described in the applicable prospectus supplement.

  The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

  .  the title of the debt securities;

  .  whether the debt securities will be senior or subordinated debt;

  .  the total principal amount of the debt securities;

  . the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

  .  the maturity date or dates;

  .  the interest rate or the method of computing the interest rate;

  . the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

  .  the location where payments on the debt securities will be made;

  . the terms and conditions on which the debt securities may be redeemed at the option of Puget;

  . any obligation of Puget to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

  . any provisions for the discharge of Puget's obligations relating to the debt securities by deposit of funds or United States government obligations;

  . whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

  . any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

  . any additional amounts with respect to the debt securities that Puget will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Puget to redeem the debt securities rather than paying these additional amounts;

  .  any additional events of default; and

  .  any other specific terms of the debt securities.

 Exchange and Transfer

  Debt securities may be presented for exchange. Registered debt securities may be presented for registration of transfer at the offices of the applicable trustee and, subject to the restrictions set forth in the debt security and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the applicable indenture.

 Payment

  Distributions on the debt securities in registered form will be made at the office or agency of the applicable trustee in its designated office. However, at the option of Puget, payment of any interest may be made by check or by wire transfer. Payment of any interest due on debt securities in registered form will be made to the persons in whose name the debt securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the prospectus supplement.

 Governing Law

  Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of Washington unless the laws of another jurisdiction shall mandatorily apply. The rights, duties and obligations of the trustees under the indentures are governed by and construed in accordance with the laws of the State of Washington.

Senior Notes

 General

  The following summaries of some important provisions of the senior note indenture (including its supplements) are not complete and are subject to, and qualified in their entirety by, all of the provisions of the senior note indenture, which is an exhibit to the registration statement of which this prospectus forms a part. In addition, capitalized terms used in this section and not otherwise defined in this prospectus shall have the meaning given to them in the senior note indenture.

 Security; Release Date

  Until the release date (as described in the next paragraph), the senior notes will be secured by one or more series of Puget's first mortgage bonds from either or both of Puget's current first mortgage indentures issued and delivered by Puget to the senior note trustee. See "Description of First Mortgage Bonds." Upon the issuance of a series of senior notes prior to the release date, Puget will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Puget to the senior note trustee of principal of, interest and/or premium, if any, on a series of first mortgage bonds will be applied by the senior note trustee to satisfy Puget's obligations with respect to principal of, interest and/or premium, if any, on the corresponding senior notes.

  The "release date" will be the date that all first mortgage bonds of Puget issued and outstanding under its electric utility mortgage indenture with State Street Bank and Trust Company as mortgage trustee and its gas utility mortgage indenture with The Bank of New York Company, Inc. as mortgage trustee, other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the release date, the senior note trustee will deliver to Puget, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the release date. As a result, on the release date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become, at Puget's option, either:

  .  unsecured general obligations of Puget or

  . will be secured by substitute first mortgage bonds issued under a substitute mortgage indenture other than Puget's electric utility mortgage or gas utility mortgage.

  Each series of first mortgage bonds that secures senior notes will be secured by a lien on certain property owned by Puget. See "Description of First Mortgage Bonds--Priority and Security." Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Puget for cancellation an equal principal amount of the related series of first mortgage bonds. Puget will not permit, at any time prior to the release date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the release date, Puget will cause the mortgages to be discharged and will not issue any additional first mortgage bonds under its electric utility mortgage or gas utility mortgage. While Puget will be precluded after the release date from issuing additional first mortgage bonds, it will not be precluded under the senior note indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under "--Certain Covenants of Puget-- Limitation on Liens."

 Events of Default

  The following constitute events of default under senior notes of any series:

    (1) failure to pay principal of and premium, if any, on any senior note of such series when due for five days;

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

    (2) failure to pay interest on any senior note of such series when due for 30 days;

    (3) failure to perform any other covenant or agreement of Puget in the senior notes of such series for 90 days after written notice to Puget by the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes;

    (4) prior to the release date, a default occurs under the gas utility mortgage and the gas utility mortgage trustee or the holders of at least a majority in principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

    (5) prior to the release date, a default occurs under the electric utility mortgage and the electric utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

    (6) if any substituted mortgage bonds are outstanding, a default occurs under the substitute mortgage and the trustee under the substitute mortgage or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee; and

    (7) events of bankruptcy, insolvency or reorganization of Puget specified in the senior note indenture.

  If an event of default occurs and is continuing, either the senior note trustee or the holders of a majority in total principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.

  The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes of such series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee, or of exercising any trust or power conferred on the senior note trustee. The holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of such series.

  No holder of senior notes of a series may institute any action against Puget under the senior note indenture unless:

    (1) that holder gives to the senior note trustee advance written notice of default and its continuance;

    (2) the holders of not less than a majority in total principal amount of senior notes of such series then outstanding affected by that event of default request the senior note trustee to institute such action;

    (3) that holder has offered the senior note trustee reasonable indemnity;
  and

    (4) the senior note trustee shall not have instituted such action within 60 days of such request.

  Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that that action would disturb or prejudice the rights of other holders of senior notes of such series.

  Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of such series notice of any such default known to the senior note trustee, unless cured or waived. The senior note trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so except in the case of default in the payment of principal of, and interest and/or premium, if any, on any senior notes of such series. Puget is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Puget is in compliance with the conditions and covenants under the senior note indenture.

 Modification

  Except as provided in the paragraph below, Puget and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holders of a majority in principal amount of the outstanding affected senior notes. Puget and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holder of each outstanding senior note of such series to:

    (1) change the maturity date of any senior note of such series;

    (2) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any senior note of such series;

    (3) reduce the principal amount of, or premium payable on, any senior note of such series;

    (4) change the coin or currency of any payment of principal of, and interest and/or premium on any senior note of such series;

    (5) change the date on which any senior note of such series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of such series;

    (6) impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of such series held by it or, prior to the release date, reduce the principal amount of any series of first mortgage bond securing the senior notes of such series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of such first mortgage bonds in a manner adverse to the holders of the senior notes; or

    (7) modify the senior notes of such series necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

  Puget and the senior note trustee can modify and amend the senior note indenture without the consent of the holders in certain cases, including:

    (1) to add to the covenants of Puget for the benefit of the holders or to surrender a right conferred on Puget in the senior note indenture;

    (2) to add further security for the senior notes of such series;

    (3) to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

    (4) to make any other changes that are not prejudicial to the holders of senior notes of such series.

 Defeasance and Discharge

  The senior note indenture provides that Puget will be discharged from any and all obligations in respect to the senior notes of such series and the senior note indenture (except for certain obligations such as obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Puget irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of such series, money or certain United States government obligations, or any combination of money or government obligations, which through the payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates such payments are due in accordance with the terms of the senior note indenture and the senior notes of such series. Unless all of the senior notes of such series are to be due within 90 days of such deposit by redemption or otherwise, Puget must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of that defeasance or discharge of the senior note indenture. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

 Consolidation, Merger and Sale or Disposition of Assets

  Puget may consolidate with or merge into, or sell or otherwise dispose of its properties as or substantially as an entirety if:

    (1) the successor or transferee corporation is a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia,

    (2) the new corporation assumes the due and punctual payment of the principal of and premium and interest on all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by Puget,

    (3) if prior to the release date, the new corporation assumes Puget's obligations under its electric utility and gas utility mortgage with respect to first mortgage bonds securing senior notes, and

    (4) if after the release date and there are substitute first mortgage bonds outstanding, the new corporation assumes Puget's obligations under the substitute first mortgage with respect to substitute first mortgage bonds securing senior notes.

  The senior note indenture defines "all or substantially all" of the assets of Puget as being 50% or more of the total assets of Puget as shown on its balance sheet as of the end of the prior year. The senior note indenture specifically permits any sale, transfer or other disposition during a calendar year of less than 50% of total assets without the consent of the holders of the senior notes and without the assumption by the transferee of Puget's obligations on the senior notes and covenants contained in the senior note indenture.

 Certain Covenants of Puget

  Limitation on Liens

  Puget cannot issue any first mortgage bonds other than first mortgage bonds that secure senior notes. After the release date, Puget will be precluded from issuing additional first mortgage bonds under its electric utility mortgage and gas utility mortgage. Unless substitute first mortgage bonds are issued to secure senior notes, Puget may not issue, assume, guarantee or permit to exist after the release date any debt that is secured by any mortgage, security interest, pledge or lien (each a "lien") of or upon any real property or other depreciable asset used in Puget's electric and gas utility business, whether owned at the date of the senior note indenture or thereafter acquired, without in any such case effectively securing the senior notes (together with, if Puget shall so determine, any other indebtedness of Puget ranking equally with the senior notes) equally and ratably with such debt (but only so long as such debt is so secured). The foregoing restriction will not apply to:

    (1) liens on any property existing at the time of its acquisition (but excluding any extension of or addition to such property unless the terms of the mortgage as of the date of the acquisition of such property provide that such mortgage shall be secured by such extensions or additions);

    (2) liens to secure the payment of all or part of the purchase price of property or to secure any debt incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing all or part of the purchase price of such property;

    (3) liens secured by property used in the generation of electricity;

    (4) liens existing as of the date of the senior note indenture;

    (5) certain permitted encumbrances similar to the permitted encumbrances under the electric utility mortgage;

    (6) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in clauses (1) through (5); provided, however, that the principal amount of debt secured thereby may not exceed the principal amount of debt (plus any premium or fee payable in connection with such extension, renewal or replacement) so secured at the time of such extension, renewal or replacement; and provided, further, that such lien must be limited to all or such part of the property which was subject to the mortgage so extended, renewed or replaced (plus improvements on such property);

    (7) liens in favor of the United States, any state of the United States, any other country or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments under any contract or statute; or

    (8) liens securing industrial development, pollution control or similar revenue bonds.

  Notwithstanding the foregoing restriction, Puget may create, assume or incur any lien not excepted above without equally and ratably securing the senior notes if the aggregate amount of all debt then outstanding and secured by such lien or any other lien not excepted above, together with all net sale proceeds from sale-leaseback transactions which are not described in clause (1) or (2) under "--Limitations on Sale-Leaseback Transactions" below, does not exceed 15% of Puget's total consolidated capitalization as shown on its latest audited consolidated balance sheet.

 Limitation on Sale and Lease-Back Transactions

  Unless substituted first mortgage bonds are issued to secure the senior notes, after the release date Puget may not sell or transfer any real property interest or other depreciable asset and take back a lease of such property unless:

    (1) the sale and leaseback transaction occurs within 180 days after the later of the date of acquisition of such property or the date of the completion of construction or commencement of full operations on such property, or

    (2) within 120 days after the sale and leaseback transaction, Puget applies or causes to be applied to the retirement of debt of Puget (other than debt which is subordinate in right of payment to senior notes) an amount not less than the net proceeds of the sale of such property.

  Notwithstanding the foregoing restriction, Puget may effect any sale and leaseback transaction not excepted above if the net sale proceeds from the sale and leaseback transaction, together with the net sale proceeds from all other sale and leaseback transactions not excepted above and all debt then outstanding and secured by mortgages not described in any of clauses (1) through (8) under "--Limitations on Liens," does not exceed 15% of Puget's total consolidated capitalization as shown on its latest audited consolidated balance sheet. Puget may also effect any sale and leaseback transaction involving a lease for a period, including renewals, of not more than 36 months.

 Voting of First Mortgage Bonds Held by Senior Note Trustee

  The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under Puget's electric utility mortgage and gas utility mortgage, or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. The senior note trustee will vote all of the electric utility bonds or gas utility bonds held by it, or will consent with respect thereto, as directed by holders of a majority in total principal amount of the outstanding senior notes; provided, however, that the senior note trustee is not required to vote the electric utility or gas utility bonds of any particular issue in favor of, or give consent to, any action except upon notification by the senior note trustee to the holders of the related issue of senior notes of such proposal and consent thereto of the holders of a majority in principal amount of the outstanding senior notes of such issue.

 Concerning the Senior Note Trustee

  State Street Bank and Trust Company is both the senior note trustee under the senior note indenture and the mortgage trustee under the electric utility mortgage indenture, which is described below. Puget and its affiliates do not currently maintain any other banking relationships with State Street Bank and Trust Company in the ordinary course of business, but Puget may choose to do so in the future.

  The senior note trustee may resign at any time by giving written notice to Puget specifying the day on which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor senior note trustee and the day specified by the senior note trustee.

  The senior note trustee may be removed at any time by a written instrument filed with the senior note trustee and signed by the holders of at least a majority in total principal amount of outstanding senior notes. In addition, if no event of default has occurred and is continuing, Puget may remove the senior note trustee upon notice to the holder of each senior note outstanding and the senior note trustee, and appointment of a successor senior note trustee.

Description of the First Mortgage Bonds

 General

  The first mortgage bonds securing the senior notes are to be issued under Puget's electric utility mortgage indenture or its gas utility mortgage indenture, each as amended and supplemented by various supplemental indentures. State Street Bank and Trust Company will act as the electric utility mortgage trustee and The Bank of New York Company, Inc. will act as the gas utility mortgage trustee.

  The statements herein concerning these mortgage indentures are outlines and are not complete and are subject to, and qualified in their entirety by, all of the provisions of the electric utility and gas utility mortgage indentures, which are exhibits to the registration statement of which this prospectus forms a part. They make use of defined terms and are qualified in their entirety by express reference to the mortgage indentures, copies of which are available upon request to the senior note trustee.

  First mortgage bonds securing senior notes will be issued as security for Puget's obligations under the senior note indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the release date. The senior note indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Puget (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Puget.

  First mortgage bonds securing senior notes will correspond to the senior notes of its related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of such senior notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of Puget to make such payment shall be discharged.

The Electric Utility Mortgage Bonds

 Priority and Security

  The electric utility mortgage bonds securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the electric utility mortgage. This security is a direct first lien on Puget's electric utility property and its electric franchises and permits (other than certain property expressly excluded from the lien (such as cash, securities, notes, accounts receivable and similar instruments; conditional sales, appliance rental or lease agreements; materials and supplies; merchandise held for the purpose of sale, lease or distribution; fuel (including fissionable material) and personal property consumable in operations; oil, gas and other minerals and timber under or upon lands of Puget; office furniture and equipment, automobiles and similar transportation equipment; nonutility property and certain property of a successor corporation in a merger or consolidation. This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the electric utility mortgage indenture. It is also subject to the lien of the gas utility mortgage with respect to Puget's gas utility property that was acquired in connection with the merger with Washington Energy Company on February 10, 1997. The electric utility mortgage indenture permits the acquisition of property subject to prior liens.

 Dividend Restriction

  So long as any of the electric utility mortgage bonds are outstanding, Puget shall not do either of the following, except out of net income available for dividends on its common stock, accumulated after December 31, 1957, plus the sum of $7,500,000:

  . declare or pay any dividends (other than dividends payable in Puget's common stock) or make any other distribution on any shares of its common stock, or

  . purchase, redeem or otherwise retire for consideration any shares of stock.

 Issuance of Electric Utility Mortgage Bonds and Withdrawal of Cash Deposited Against Such Issuance

  The principal amount of electric utility mortgage bonds that Puget may issue under the electric utility mortgage is not limited, provided that the issuance tests in the electric utility mortgage are satisfied. Electric utility mortgage bonds may be issued from time to time against one or more of the following:

  .  60% of unfunded net property additions;

  .  deposit of cash with the electric utility mortgage trustee; and

  .  100% of unfunded electric utility mortgage bond credits.

  The issuance of electric utility mortgage bonds against unfunded net additions, with certain exceptions, is subject to net earnings available for interest being at least two times the annual interest requirement on all electric utility mortgage bonds and prior lien debt to be outstanding. Cash deposited is withdrawable against 60% of unfunded net additions and 100% of unfunded electric utility mortgage bond credits.

 Depreciation Fund

  Puget will pay cash or deliver electric utility mortgage bonds of any series to the electric utility mortgage trustee by May 31 of each year in an amount equal to the minimum provision for depreciation for the preceding year (i.e., an amount by which 15% of gross utility operating revenues of Puget, after deducting cost of electricity purchased and rental and lease payments, exceeds maintenance, repairs and renewals). Cash held in the depreciation fund may be applied to the retirement of the electric utility mortgage bonds of certain of the Secured Medium-Term Notes, Series A, certain of the Secured Medium-Term Notes, Series B, certain of the Secured Medium-Term Notes, Series C, the 7.05% Series due 2021, the 7.25% Series due 2021 and the 6.80% Series due 2022 (the last three series were issued as collateral for City of Forsyth, Rosebud County, Montana, Pollution Control Revenue Refunding Bonds) at a price not exceeding the applicable regular redemption price thereof, or other electric utility mortgage bonds at a price not exceeding the applicable special redemption price thereof. In lieu of paying cash or delivering electric utility mortgage bonds, Puget will have the option of satisfying this obligation through the use of unfunded property additions or unfunded electric utility mortgage bond credits, or both. Cash and electric utility mortgage bonds held in such fund may also be withdrawn by using either of the aforesaid credits.

 Modification of Mortgage

  The rights of the bondholders under the electric utility mortgage may be modified by Puget with the consent of the holders of 66 2/3% in total principal amount of the electric utility bonds, and of not less than

66 2/3% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder's consent.

  Puget anticipates that its fuel costs may increase in the future, causing an increase in revenue that may escalate the minimum provision for depreciation out of proportion with Puget's reasonable maintenance and replacement needs. If such an event occurs, Puget would propose to modify the electric utility mortgage by reducing the amount of operating revenues used in determining the minimum provision for depreciation by the amount of fuel costs. Thus, each supplemental indenture for a new series of electric utility mortgage bonds will provide that each holder consents to this anticipated modification. When Puget obtains consents from the holders of 66 2/3% of each series of electric utility mortgage bonds then outstanding, the modification will become effective.

 Concerning the Mortgage Trustee

  The State Street Bank and Trust Company is the mortgage trustee under the electric utility mortgage indenture. Puget and its affiliates do not currently maintain any other banking relationships with State Street Bank and Trust Company in the ordinary course of business, but Puget may choose to do so in the future.

  The holders of a majority in total principal amount of the electric utility mortgage bonds have the right to require the electric utility mortgage trustee to enforce the electric utility mortgage, but the electric utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

 Defaults

  The electric utility mortgage defines the following as "defaults":

  .  failure to pay principal and premium when due;

  .  failure to pay interest for 30 days after becoming due;

  . failure to pay any installment of any sinking or other purchase fund for 60 days;

  . an unstayed continuance for 90 days after an entry of an order for reorganization or an appointment of a trustee;

  .  certain events in bankruptcy, insolvency or reorganization;

  . an unsatisfied continuance for 90 days after entry of a judgment in excess of $100,000; and

  . failure for 90 days after notice to observe other covenants or conditions.

  The electric utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Gas Utility Mortgage Bonds

 Priority and Security

  The gas utility mortgage bonds securing senior notes of any series will rank equally as to security with gas utility mortgage bonds of other series now outstanding or issued later under the gas utility mortgage indenture. This security is a direct first lien on all of Puget's gas utility property, on its gas utility franchises and permits and on its gas purchase contracts (other than certain property expressly excluded from the lien (such as cash, securities, notes, accounts receivable and similar instruments; conditional sales, appliance rental or lease agreements; material and supplies; merchandise held for the purpose of sale, lease or distribution; gas or liquid hydrocarbons in pipe lines and in storage; fuel and personal property consumable in operations; oil, gas and other minerals and timber under or upon lands of Puget; office furniture and equipment, automobiles and similar transportation equipment; nonutility property and certain property of a successor corporation in a merger or consolidation)). All property owned by Puget immediately prior to its merger with Washington Energy Company on February 10, 1997 is excepted from the lien of the gas utility mortgage. All property acquired by Puget after the merger is also excepted from the lien, unless the property improves or replaces the gas utility property owned by Washington Energy Company at the time of the merger. This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the gas utility mortgage indenture. The mortgage indenture permits the acquisition of property subject to prior liens, but this property will not be considered as additional property under the gas utility mortgage until the prior lien is paid.

 Dividend Restriction

  If the aggregate amount of all the dividends, distributions and expenditures listed below made since September 30, 1994 would exceed the aggregate amount of the net income of Puget accumulated after September 30, 1994 plus the sum of $20,000,000, Puget shall not do any of the following so long as any of Puget's Secured Medium Term Notes, Series C, issued under the gas utility mortgage, are outstanding:

  . declare or pay any dividends (other than dividends payable in Puget's common stock) or make any other distribution on any shares of its common stock, or

  . purchase, redeem or otherwise retire for consideration any shares of stock (other than in exchange for, or from the net cash proceeds of, other new shares of capital stock of Puget and other than any shares of any class of stock ranking as to dividends or assets prior to Puget's common stock required to be purchased, redeemed or otherwise retired for any sinking fund or purchase fund for such class of stock).

 Renewal Fund

  Puget will pay cash and/or deliver gas utility mortgage bonds (taken at the principal amount thereof) to the gas utility mortgage trustee for deposit into a renewal fund on or before May 1 of each year in an amount equal to the greater of:

    (a) the aggregate amount of the minimum provision for depreciation (i.e., an amount computed at the rate of 2% per annum, or such other rate as may be permitted or required by the Washington Utilities and Transportation Commission, of the book value of depreciable gas utility property subject to the lien of the gas utility mortgage and not to prior liens) from March 1, 1957 to the end of the next preceding calendar year; or

    (b) the aggregate amount of retirements for the same period;

in excess of the greater of:

    (A) the aggregate amounts for the minimum provision for depreciation or retirements, whichever is greater, shown in the next preceding renewal fund certificate filed with the gas utility mortgage trustee pursuant to the requirements of Section 4.04 of the gas utility mortgage; or

    (B) the aggregate amounts for the minimum provision for depreciation or retirements, whichever is greater, shown in the latest certificate of available net additions delivered to the gas utility mortgage trustee pursuant to Section 2.01 of the gas utility mortgage;

less the aggregate amount of gas utility mortgage bonds retired by sinking fund operations, not theretofore used as a credit on account of the renewal fund in previous renewal fund certificates. The renewal fund obligation may be satisfied in whole or in part by credits consisting of unfunded property additions and/or unfunded gas utility mortgage bonds credits.

  Any cash deposited in the renewal fund, if and to the extent that Puget at the time does not have property additions available for use as a credit to satisfy such renewal fund obligation, may, upon the written order of

Puget, be applied by the gas utility mortgage trustee to the redemption of certain gas utility mortgage bonds or, if not so applied pursuant to the provisions of the gas utility mortgage, to the retirement of gas utility mortgage bonds.

 Issuance of Gas Bonds and Withdrawal of Cash Deposited Against Such Issuance

  The principal amount of gas utility mortgage bonds issuable under the gas utility mortgage is not limited, provided that the issuance tests in the gas utility mortgage are satisfied. Gas utility mortgage bonds may be issued from time to time against one or more of the following:

  .  60% of unfunded net property additions;

  .  deposit of cash with the gas utility mortgage trustee; and

  .  100% of unfunded gas utility mortgage bond credits.

  With certain exceptions, the issuance of gas utility mortgage bonds is subject to net earnings available for interest being at least:

    (1) two times the annual interest requirements on all Gas Bonds and prior lien debt to be outstanding; and

    (2) 1.75 times the annual interest charges on all indebtedness of Puget to be outstanding immediately after such issuance.

  Cash deposited is withdrawable against 60% of unfunded net property additions in the case of moneys on deposit with the gas utility mortgage trustee for the purpose described above, 100% of the amount of unfunded net additions in the case of any other trust moneys and 100% of unfunded gas utility mortgage bond credits.

 Modification of Mortgage

  The rights of the bondholders under the gas utility mortgage may be modified by Puget with the consent of the holders of 66 2/3% in total principal amount of the gas utility mortgage bonds and of not less than 66 2/3% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder's consent.

 Concerning the Mortgage Trustee

  The Bank of New York Company, Inc. is the gas utility mortgage trustee under the mortgage indenture. The Bank of New York Company, Inc. is one of the lenders under Puget's revolving credit facility.

  The holders of a majority in total principal amount of the electric utility mortgage bonds have the right to require the gas utility mortgage trustee to enforce the gas utility mortgage, but the electric utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

 Defaults

  The gas utility mortgage defines the following as "defaults":

  .  failure to pay principal and premium when due;

  .  failure to pay interest for ten days after becoming due;

  . failure to pay any installment of any sinking or other purchase fund for 30 days after becoming due;

  .  certain events in bankruptcy, insolvency or reorganization;

  . failure to pay money due under any indebtedness other than gas utility mortgage bonds in an amount of $500,000 or more or the failure to perform any other agreement evidencing the indebtedness if Puget's failure causes any payments to become due prior to the due date;

  . an unsatisfied continuance for 90 days after entry of a judgment in excess of $100,000;

  . an unstayed continuance for 60 days after an entry of an order for reorganization or an appointment of a trustee; and

  . failure for 30 days after notice to observe other covenants and conditions after notice.

  The gas utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Subordinated Debentures

  The subordinated debentures will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "senior indebtedness" (as defined below) of Puget.

  If Puget defaults in the payment of any distributions on any senior indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Puget cannot make a payment on account of or redeem or otherwise acquire the subordinated debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent Puget from making sinking fund payments in subordinated debentures acquired prior to the maturity of senior indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Puget, its creditors or its property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debentures. Holders of subordinated debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of senior indebtedness until all senior indebtedness is paid in full.

  "Senior indebtedness" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

  . indebtedness of Puget for money borrowed by Puget or evidenced by debentures (other than the subordinated debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Puget;

  .  capital lease obligations of Puget;

  . obligations of Puget incurred for deferring the purchase price of property, with respect to conditional sales, and under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  .  obligations of Puget with respect to letters of credit;

  . all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Puget or in effect guaranteed by Puget; or

  . renewals, extensions or refundings of any of the indebtedness referred to in the preceding five clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

  The subordinated debt indenture does not limit the total amount of senior indebtedness that may be issued. As of June 30, 2000, senior indebtedness of Puget totaled approximately $1,939,860,000.

 Certain Covenants

  If trust debt securities are issued to the trust or the trustee of the trust in connection with the issuance of trust preferred securities of the trust, Puget will covenant that it will not:

    (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Puget's capital stock; or

    (2) make any payment of principal, interest or premium, if any, on, or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Puget that rank equal with or junior to, that trust debt security (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Puget where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, and (b) payments under Puget's guarantees of trust securities);

  if at such time (A) there shall have occurred any event of which Puget has actual knowledge that (i) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (ii) in respect of which Puget shall not have taken reasonable steps to cure,
  (B) Puget shall be in default with respect to its payment of any obligations under the guarantees or (C) Puget will have given notice of its selection of an extension period as provided in the indentures with respect to the trust debt securities and will not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing.

  Puget also covenants:

    (1) to maintain directly or indirectly 100% ownership of the trust common securities, provided that certain successors that are permitted pursuant to the indentures may succeed to Puget's ownership of the common securities;

    (2) not to voluntarily dissolve, wind-up or liquidate the trust, except:

      (a) in connection with a distribution of the debt securities to the holders of the trust preferred securities in liquidation of such trust, or

      (b) in connection with certain mergers, consolidations or amalgamations permitted by the amended and restated trust agreement; and

    (3) to use its reasonable efforts, consistent with the terms and provisions of the amended and restated trust agreement, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

 Events of Default

  The subordinated debt indenture provides that events of default regarding any series of subordinated debentures include:

  . failure to pay required interest on any subordinated debentures of such series for 30 days;

  . failure to pay principal other than a scheduled installment payment or premium, if any, on any subordinated note of such series when due;

  . failure to make any required scheduled installment payment on subordinated notes of such series;

  . failure to perform for 60 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of subordinated debentures other than such series;

  .  certain events of bankruptcy or insolvency, whether voluntary or not;
     and

  . such trust is voluntarily or involuntarily dissolved, wound-up or terminated, except in connection with the distribution of subordinated debentures to the holders of the common securities and the trust preferred securities in liquidation of the trust, the redemption of all outstanding trust securities of the trust and certain mergers, consolidation or amalgamations permitted by the declaration of that trust.

  If an event of default regarding subordinated debentures of any series issued should occur and be continuing, either the subordinated debenture trustee or the holders of 25% in the principal amount of outstanding subordinated debentures of such series may declare each subordinated debenture of that series due and payable.

  Holders of a majority in principal amount of the outstanding subordinated debentures of any series will be entitled to control certain actions of the subordinated debenture trustee and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of subordinated debentures, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

  Before any holder of any series of subordinated debentures may institute action for any remedy, except payment on such holder's subordinated debentures when due, the holders of not less than 25% in principal amount of the subordinated debentures of that series outstanding must request the subordinated note trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

  Puget is required to annually furnish the subordinated debenture trustee a statement as to Puget's compliance with all conditions and covenants under the subordinated debt indenture. The subordinated debenture trustee is required, within 90 days after the occurrence of a default with respect to a series of subordinated debentures, to give notice of all defaults affecting such series of subordinated debentures to each holder of such series of debentures. However, the subordinated debt indenture provides that the subordinated debenture trustee may withhold notice to the holders of the subordinated debentures of any series of any default affecting such series, except payment on holders' subordinated debentures when due, if it considers withholding notice to be in the interests of the holders of the subordinated debentures of such series.

 Consolidation, Merger or Sale of Assets

  The subordinated debt indenture provides that Puget may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the successor corporation assumes the obligations of Puget under the subordinated debentures and the subordinated debt indenture and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

 Modification of the Indenture

  The subordinated debt indenture permits Puget and the subordinated debenture trustee to enter into supplemental indentures without the consent of the holders of the subordinated debentures to:

  . establish the form and terms of any series of securities under the subordinated debt indenture;

  .  secure the subordinated debentures with property or assets;

  . add covenants of Puget for the benefit of the holders of the subordinated debentures;

  . cure any ambiguity or correct or supplement any provision in the indenture or any supplement to the indenture, provided that no such action adversely affects the interests of the holders of the subordinated debentures; and

  .  evidence and provide for the acceptance of a successor trustee.

  The subordinated debt indenture also permits Puget and the subordinated debenture trustee, with the consent of the holders of at least a majority in total principal amount of the subordinated debentures of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the subordinated debt indenture or modify in any manner the rights of the holders of the subordinated debentures of each such affected series. Puget and the relevant trustee may not, without the consent of the holder of each subordinated debenture affected, enter into any supplemental indenture to:

  .  change the time of payment of the principal;

  .  reduce the principal amount of such subordinated debentures;

  . reduce the rate or change the time of payment of interest on such subordinated debentures; or

  . impair the right to institute suit for the enforcement of any payment on any subordinated debentures when due.

  In addition, no such modification may reduce the percentage in principal amount of the subordinated debentures of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the subordinated debt indenture.

  Prior to the acceleration of the maturity of any subordinated debentures, the holders, voting as one class, of a majority in total principal amount of the subordinated debentures with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected subordinated debentures, waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any subordinated debenture that cannot be modified or amended without the consent of the holder of each subordinated debenture affected.

 Defeasance, Covenant Defeasance and Discharge

  The subordinated debt indenture provides that, at the option of Puget, Puget will be discharged from all obligations in respect of the subordinated debentures of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the subordinated debentures of such series, to replace stolen, lost or mutilated subordinated debentures of such series, to maintain paying agencies and to maintain the trust described below) if Puget in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the subordinated debentures of such series on the stated maturities of such subordinated debentures in accordance with the terms thereof.

  To exercise this option, Puget is required to deliver to the relevant trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the subordinated debentures of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Trust Preferred Securities

 General

  The trust may issue, on one or more occasion, trust preferred securities having terms described in the prospectus supplement relating thereto. The amended and restated trust agreement of the trust will authorize the establishment of no more than one series of trust preferred securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the trustees pursuant thereto.

You should read the prospectus supplement relating to the trust preferred securities for specific terms, including:

  . the distinctive designation and the number of trust preferred securities to be offered, which will represent undivided beneficial interests in the assets of the trust;

  . the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however, distributions on the trust preferred securities will be paid quarterly in arrears to holders of trust preferred securities as of a record date on which the trust preferred securities are outstanding;

  . whether distributions on trust preferred securities would be deferred during any deferral of interest payments on the debt securities, provided, however, that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the trust debt securities, and at the end of any such deferrals, Puget will make all interest payments then accrued or deferred and unpaid (including any compounded interest);

  .  the amount of any liquidation preference;

  . the obligation, if any, of the trust to redeem trust preferred securities as a result of the exercise by Puget of an option on the corresponding debt securities and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under such obligation;

  . the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments, upon which the trust preferred securities shall be convertible or exchangeable at the option of the holder of the trust preferred securities of other property or cash;

  . the voting rights, if any, of the trust preferred securities in addition to those required by law and in the amended and restated trust agreement, or set forth under a Puget's guarantee (as defined below);

  . the additional payments, if any, that the trust will pay as a distribution as necessary so that the net amounts received by the trust and distributable to the holders of the trust preferred securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been received and distributed by the trust, and the amount the holders of the trust preferred securities would have received, had no such taxes, duties, assessments or governmental charges been imposed;

  . the terms and conditions, if any, upon which the trust debt securities may be distributed to holders of trust preferred securities; and

  . any other relative rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the amended and restated trust agreement or applicable law.

  All trust preferred securities offered hereby will be irrevocably guaranteed by Puget, on a subordinated basis and to the extent set forth below under "The Guarantee." Any applicable federal income tax considerations applicable to any offering of the trust preferred securities will be described in the prospectus supplement relating thereto. The total number of trust preferred securities that the trust shall have authority to issue will be determined pursuant to the terms of the amended and restated trust agreement.

 Effect of Obligations Under the Debt Securities and the Guarantees

  As will be set forth in the amended and restated trust agreement, the sole purpose of the trust is to issue the common securities and the trust preferred securities evidencing undivided beneficial interests in the assets of the trust, and to invest the proceeds from such issuance and sale to acquire directly the debt securities from Puget.

  As long as payments of interest and other payments are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

  . the total principal amount of debt securities will be equal to the sums of the total stated liquidation amount of the common securities and the trust preferred securities;

  . the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the common securities and the trust preferred securities;

  . Puget will pay all, and the trust shall not be obligated to pay, directly or indirectly, its costs, expenses, debt and obligations (other than with respect to the common securities and the trust preferred securities); and

  . the amended and restated trust agreement will further provide that the Puget trustees will not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

  Payments of distributions (to the extent funds for distributions are available) and other payments due on the trust preferred securities (to the extent funds for other payments are available) are guaranteed by Puget as and to the extent discussed under "The Guarantee" below. If Puget does not make interest payments on the debt securities purchased by the trust, it is expected that the trust will not have sufficient funds to pay distributions on the trust preferred securities. The Puget guarantee, which is for purpose of ensuring that the trust performs its obligations to pay distributions on the trust preferred securities, does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of distributions and other payments on the trust preferred securities. The trust will have sufficient funds only if and to the extent that Puget has made a payment of interest or principal on the debt securities held by the trust as its sole asset. The Puget guarantee, when taken together with Puget's obligations under the debt securities and the related indenture and its obligations under the amended and restated trust agreement, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the common securities and the trust preferred securities), provides a full and unconditional guarantee of amounts on the trust preferred securities.

  If Puget fails to make interest or other payments on the debt securities when due (taking account of any extension period), the amended and restated trust agreement will provide a mechanism whereby the holders of the trust preferred securities may direct a property trustee to enforce its rights under the debt securities. If a property trustee fails to enforce its rights under the debt securities, a holder of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Puget to enforce a property trustee's rights under the debt securities without first instituting any legal proceeding against a property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the amended and restated trust agreement, and such event is attributable to the failure of Puget to pay interest or principal on the debt securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute legal proceedings directly against Puget to obtain payment. If Puget fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights thereunder. Any holder of trust preferred securities may institute a legal proceeding directly against Puget to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

The Guarantee

  Set forth below is a summary of information concerning the guarantee that will be executed and delivered by Puget for the benefit of the holders, from time to time, of the trust preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Bank One Trust Company, N.A will act as indenture trustee under the guarantee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the guarantee, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

 General

  Puget will irrevocably agree to pay in full, on a subordinated basis to the extent set forth herein, the guarantee payments (as described below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to a guarantee by Puget of:

    (1) any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available therefor at such time;

    (2) the redemption price with respect to any trust preferred securities called for redemption to the extent that the trust has funds on hand available therefor at such time; or

    (3) upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the debt securities are distributed to holders of the trust preferred securities), the lesser of (a) the liquidation distribution, to the extent that the trust has funds on hand available for distribution at such time, and (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities.

  Puget's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Puget to the holders of the trust preferred securities or by causing the trust to pay such amount to such holders.

  The Puget guarantee will be an irrevocable guarantee on a subordinated basis of the trust's obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make such payments, and is not a guarantee of collection. If Puget does not make interest payments on the debt securities held by the trust, the trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available therefor.

  Puget has, through the guarantee, the amended and restated trust agreement, the subordinated debentures and the indentures, taken together, fully, irrevocably and unconditionally guaranteed all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

  Puget has also agreed separately to irrevocably and unconditionally guarantee the obligations of the trust with respect to the common securities to the same extent as the guarantee of the preferred securities, except that upon the occurrence and during the continuation of an amended and restated trust agreement event of default, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

 Certain Covenants of Puget

  Puget also will covenant that it will not:

    (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Puget's capital stock; or

    (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Puget that rank equal with or junior to the trust debt securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Puget where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Puget guarantee of the trust securities, (c) as a result of a reclassification of Puget's capital stock or the exchange or conversion of one series or class of Puget's capital stock for another series or class of Puget's capital stock and (d) the purchase of fractional interests in shares of Puget's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged);

  if at such time (A) there shall have occurred any event of which Puget has actual knowledge that (i) with the giving of notice or the lapse of time, or both, would constitute a event of default under the indenture and (ii) in respect of which Puget shall not have taken reasonable steps to cure,
  (B) Puget shall be in default with respect to its payment of any obligations under the guarantee; or (C) Puget shall have given notice of its selection of an extension period as provided in the indenture with respect to the debt securities and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing.

  Puget also will covenant to:

    (1) maintain directly or indirectly 100% ownership of the trust common securities, provided that certain successors that are permitted pursuant to the indenture may succeed to Puget's ownership of the common securities,

    (2) not voluntarily dissolve, wind up or liquidate the trust, except:

      . in connection with a distribution of the debt securities to the holders of the trust preferred securities in liquidation of the trust, or

      . in connection with certain mergers, consolidations or amalgamations permitted by the amended and restated trust agreement, and

    (3) use its reasonable efforts, consistent with the terms and provisions of the applicable amended and restated trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

 Amendments and Assignment

  Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), the Puget guarantee of the trust preferred securities may not be amended without the prior approval of the holders of not less than a majority in total liquidation amount of such outstanding trust preferred securities. All guarantees and agreements contained in the guarantee shall bind the successors, assigns, receivers, trustees and representatives of Puget and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

 Termination of the Guarantee

  Puget's guarantee of the trust preferred securities will terminate and be of no further force and effect upon full payment of the redemption price of the trust preferred securities, upon full payment of the amounts payable upon liquidation of the trust or upon distribution of the debt securities to the holders of the trust preferred securities in exchange for all of the trust preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under such trust preferred securities or the guarantee.

 Events of Default

  An event of default under Puget's guarantee of the trust preferred securities will occur upon the failure of Puget to perform any of its payment or other obligations thereunder. The holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

  If the guarantee trustee fails to enforce Puget's guarantee of the trust preferred securities, any holder of the trust preferred securities may institute a legal proceeding directly against Puget to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. In addition, any record holder of trust preferred securities shall have the right, which is absolute and unconditional, to proceed directly against Puget to obtain guarantee payments, without first waiting to determine if the guarantee trustee has enforced the guarantee or instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. Puget has waived any right or remedy to require that any action be brought just against the trust, or any other person or entity before proceeding directly against Puget.

 Status of the Guarantee

  The Puget guarantee of the trust preferred securities will constitute an unsecured obligation of Puget and will rank:

    (1) equal to or subordinate and junior in right of payment to all other liabilities of Puget, as applicable,

    (2) equal with the most senior preferred stock now or hereafter issued by Puget and with any guarantee now or hereafter entered into by Puget in respect of any preferred or preference stock of any affiliate of Puget, and

    (3) senior to Puget's common stock.

  Puget's guarantee of the trust preferred securities will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will be held for the benefit of the holders of the trust preferred securities. The guarantee will not be discharged except by payment of the guaranteed payments in full to the extent not paid by the trust or upon distribution of the debt securities to the holders of the trust preferred securities. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Puget.

                              PLAN OF DISTRIBUTION

  Puget and/or the trust may sell the offered securities (1) through the solicitation of proposals of underwriters or dealers to purchase the offered securities; (2) through underwriters or dealers on a negotiated basis; (3) through agents; or (4) directly to a limited number of purchasers or to a single purchaser.

  The prospectus supplement with respect to any offered securities will set forth the terms of such offering, including:

  .  the name or names of any underwriters, dealers or agents;

  . the purchase price of the offered securities and the proceeds to Puget and/or the trust from their sale;

  . any underwriting discounts and commissions and other items constituting underwriters' compensation;

  . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  .  any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

  If dealers are utilized in the sale of offered securities, Puget and/or the trust will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

  The offered securities may be sold directly by Puget and/or the trust or through agents designated by Puget and/or the trust from time to time. Any agent involved in the offer or sale of the offered securities in respect to which this prospectus is delivered will be named, and any commissions payable by Puget and/or the trust to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

  The offered securities may be sold directly by Puget and/or the trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

  Agents, dealers and underwriters may be entitled under agreements with Puget and/or the trust to indemnification by Puget and/or the trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Puget and/or the trust in the ordinary course of business.

  The offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Puget and/or the trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby. Remarketing firms may be entitled under agreements that may be entered into with Puget and/or the trust to indemnification or contribution by Puget and/or the trust against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for Puget and its subsidiaries in the ordinary course of business.

  The offered securities may or may not be listed on a national securities exchange. You should read the prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

                                 LEGAL OPINIONS

  Opinions as to the legality of certain of the offered securities will be rendered for Puget by Perkins Coie LLP, Seattle, Washington. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trust by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the trust. Certain United States federal income taxation matters may be passed upon for Puget and the trust by either Perkins Coie LLP, tax counsel for Puget, or by special tax counsel to Puget and to the trust, who will be named in the prospectus supplement. Certain legal matters with respect to the offered securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                    EXPERTS

  The financial statements and financial statement schedule incorporated in this prospectus by reference to Puget's Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                          [LOGO OF PUGET SOUND ENERGY]

                      8,000,000 Trust Preferred Securities

                      Puget Sound Energy Capital Trust II

           8.40% Trust Originated Preferred SecuritiesSM ("TOPrSSM")
                (Liquidation Amount $25 Per Preferred Security)
                    Fully And Unconditionally Guaranteed By

                            Puget Sound Energy, Inc.

                       --------------------------------

                             PROSPECTUS SUPPLEMENT

                       --------------------------------

                              Merrill Lynch & Co.

                           Morgan Stanley Dean Witter

                              Salomon Smith Barney

                                    JPMorgan

                           U.S. Bancorp Piper Jaffray

                          Wells Fargo Investments, LLC

                                  May 18, 2001

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